UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)
_______________________

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Element Solutions Inc
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500 East Broward Boulevard, Suite 1860 Fort Lauderdale, Florida 33394

April 22, 2022

Dear Fellow Stockholders:
I am pleased to invite you to the 2022 Annual Meeting of Stockholders of Element Solutions Inc which will be held on Tuesday, June 7, 2022 at 11:00 a.m. (Eastern Time). You will find information about the meeting, including how to participate and the matters to be voted on, in the Notice of Annual Meeting of Stockholders and the Proxy Statement that accompany this letter.
Your vote is important. Please vote your proxy promptly so your shares can be represented. You may vote by proxy via the Internet or telephone or, if you received paper copies of the proxy materials via mail, you may also vote by mail by following the instructions on your proxy card. For detailed information regarding voting instructions, please refer to the accompanying Proxy Statement.
On behalf of our Board of Directors and management, thank you for your continued support.

Sincerely,

Benjamin Gliklich
President and Chief Executive Officer
i

500 East Broward Boulevard, Suite 1860 Fort Lauderdale, Florida 33394

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time	June 7, 2022 at 11:00 a.m. (Eastern Time)

Place	Virtual meeting via the Internet at www.virtualshareholdermeeting.com/ESI2022*

Items to be Voted on	1.	Elect eight directors for one-year term expiring at the 2023 annual meeting of stockholders
	2.	Approve, on an advisory basis, the compensation of our named executive officers in 2021
	3.	Vote, on an advisory basis, on the frequency of future votes to approve executive compensation
	4.	Ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022
	5.	Transact such other business as may properly come before the 2022 Annual Meeting of Stockholders (the "2022 Annual Meeting") and any adjournment or postponement of the 2022 Annual Meeting

The above matters are fully described in this year's proxy statement (the "Proxy Statement"). We have not received notice of any other matters to be presented at the 2022 Annual Meeting.

Who Can Vote	Only stockholders of record as of the close of business on April 11, 2022 (the "Record Date") may vote at the 2022 Annual Meeting.

* As part of our effort to maintain a safe and healthy environment at the 2022 Annual Meeting for our employees and stockholders, we decided to proceed with a virtual-only meeting this year via live audio webcast. Be sure to have your 16-digit Control Number available in order to join the meeting.

By Order of the Board of Directors,

John E. Capps
Executive Vice President, General Counsel and Company Secretary
April 22, 2022
Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting to be held on June 7, 2022: The Proxy Statement, our Annual Report to Stockholders for the year ended December 31, 2021 (the "2021 Annual Report") and the accompanying proxy card are available at www.proxyvote.com.
We are making this Notice of Annual Meeting of Stockholders, the Proxy Statement and the form of proxy first available on or about April 22, 2022.
ii

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements that can be identified by words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "strategy," "objective" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding the Company's ability to drive sales and performance in terms of adjusted EBITDA, adjusted organic EBITDA compound annual growth rate ("EBITDA CAGR"), adjusted earnings per share ("EPS"), cash return on investment ("CRI"), free cash flow, organic net sales growth, gross margin and working capital (as % of net sales); meeting financial and/or strategic long-term goals; expected key drivers of performance; probability of achievement of the performance target related to certain performance-based restricted stock units; outlook for the Company's markets and the demand for its products; the effects of global economic conditions, including as a result of the coronavirus (COVID-19) pandemic, on the Company's business and financial condition; general views about the Company's future operating results, earnings growth, cash generation and capital allocation; environmental, social and governance ("ESG") initiatives, priorities and goals; risk management program; business and management strategies; and other factors that could affect the Company's future financial position or results of operations, including, without limitation, statements made in the "COMPENSATION DISCUSSION AND ANALYSIS" section included in this Proxy Statement.
These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors, which we describe in the "Risk Factors," "Quantitative and Qualitative Disclosure about Market Risk," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our 2021 Annual Report and/or subsequent filings with the Securities and Exchange Commission (the "SEC"). Any forward-looking statement included in this Proxy Statement is based only on information currently available to us and speaks only as of the date on which it is made. Accordingly, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Please consult any further disclosures we make on related subjects in the Company’s filings with the SEC.
This Proxy Statement includes references to our website and references to additional information and materials found on our website. Our website and such information and materials are not incorporated by reference in, and are not part of, this Proxy Statement.
iii

500 East Broward Boulevard, Suite 1860 Fort Lauderdale, Florida 33394

PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2022
The Board of Directors (the "Board of Directors" or the "Board") of Element Solutions Inc ("Element Solutions," the "Company," "our," "we" or "us") is soliciting your proxy to vote at the 2022 Annual Meeting. In accordance with the SEC rules, we are providing access to our proxy materials to our stockholders over the Internet, rather than in paper form, which reduces the environmental impact of the 2022 Annual Meeting and its related costs.

PROPOSAL 1 ELECTION OF DIRECTORS
Directors are elected annually. Our certificate of incorporation, as amended (the "Certificate of Incorporation"), provides that the Board should consist of one or more members as determined from time to time by the Board. In accordance with the Company's Board of Directors Governance Principles and Code of Conduct, the Board believes that, given the size of the Company and the breadth of needed expertise and diversity, the optimal size of the Board is at least seven directors. Our Board is currently composed of eight members. Directors serve terms of one year expiring at the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified or until their earlier death, resignation or removal.
Upon recommendation of the Nominating and Policies Committee, our Board has nominated eight director nominees for election at the 2022 Annual Meeting, each for a one-year term ending at the time of the Company's 2023 annual meeting of stockholders, unless otherwise decided as indicated above. All director nominees were elected to their present terms as members of the Board at the Company's 2021 Annual Meeting of Stockholders (the "2021 Annual Meeting").

2022 Director Nominees
Sir Martin E. Franklin, KGCN (Executive Chairman)	Michael F. Goss (Independent Lead Director)
Benjamin Gliklich (CEO)	Christopher T. Fraser
Ian G.H. Ashken	Nichelle Maynard-Elliott
Elyse Napoli Filon	E. Stanley O'Neal
In accordance with our amended and restated by-laws (the "Amended and Restated By-Laws"), a majority of the votes cast at any meeting of stockholders is required for the election of directors, except in the case of a contested election where a plurality vote standard would apply. "A majority of the votes cast" means that the number of shares voted "For" a director nominee exceeds the votes cast "Against" such nominee. We believe this majority vote system enables stockholders to hold directors accountable in defeating or supporting their election.
We expect that all nominees will be available for election, but if any of the nominees is unable to serve, or for good cause will not serve, the proxy holders named on the proxy card may exercise discretionary authority to vote for substitutes proposed by the Board.

Board Membership Criteria and Selection
The Nominating and Policies Committee of the Board is responsible for identifying, screening and recommending candidates to the Board for Board membership. When formulating its recommendations, the Committee considers various criteria, which may change over time as our business and/or industry evolve and as the composition of the Board changes. Our Nominating and Policies Committee strives to ensure that the Board is composed of directors who bring diverse viewpoints, perspectives and backgrounds while maintaining an appropriate balance of tenure, turnover, diversity and skills on the Board.
As indicated in its charter, the Nominating and Policies Committee selects candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who it believes would be most effective, in conjunction with the other Board directors, at serving the long-term interests of our stockholders. In evaluating nominees, the Committee takes into consideration, at a minimum, the following attributes: leadership, integrity, independence, interpersonal skills, financial acumen, business experiences, industry knowledge, and diversity of viewpoints. The Committee believes that these general qualifications will enable elected directors to contribute meaningfully to the leadership of our Board and to effectively guide and supervise management in driving the Company’s growth as well as its financial and operational performance.
The Committee also considers experience that would best complement those already represented on the Board, the need for specialized expertise and anticipated retirements to define gaps that may need to be filled through the Board refreshment process. Once a candidate is identified, the Committee seeks input and participation from other Board members and other appropriate sources so that all points of view are considered and the best possible candidates selected.
Each director nominee has consented to being named in this Proxy Statement and to serve as a director if elected. There is no arrangement or understanding pursuant to which any of the director nominees was selected and there is no family relationship between any of them and any of the Company's officers or other directors.
Board Diversity and Tenure
Although there is no specific policy regarding Board diversity quotas, racial, ethnic, age and gender diversity are factors that the Nominating and Governance Committee considers in identifying and selecting director nominees. We believe that diversity fosters a variety of viewpoints and, consequently, a more constructive and effective decision-making process.
Our Board of Directors Governance Principles and Code of Conduct does not impose tenure limits on its directors, other than a mandatory retirement age of 73 and the requirement to stand for election annually at the annual meeting of stockholders. Considering the complexity and breadth of our industry and our businesses, the Nominating and Policies Committee and the Board recognize the importance of having a blend of longer-serving directors with a deep understanding of our operations and the markets we serve, and more recent additions who are able to provide fresh perspectives.
The Board strives to foster an environment that encourages diverse critical thinking and innovative, strategic discussions to achieve a higher level of success for the Company. We believe our nominees as a group complement each other and each other’s respective experiences, skills and qualities.
Currently, two of our eight directors and director nominees are women, or 25% of our Board. 75% of our directors are independent, a percentage we have sought to improve over time. As of today, the median tenure of our directors is 5.8 years with the longest tenure at 8.5 years and the appointment of 3 new independent directors within the past 4 years.
We believe that the existing members of our Board provide valuable insights and have contributed significantly to the success of our Company. The Board recognizes, however, the importance of planning for the succession of

Board leadership and of bringing on new members. Below is a summary of our latest Board and Committee appointments:

2021 Board and Committee Refreshment
●	Elyse Napoli Filon	Elected as a director in replacement of a non-independent director
●	Nichelle Maynard-Elliott	Appointed as chair of the Audit Committee
●	Christopher T. Fraser	Appointed as a member of the Nominating and Policies Committee
●	Michael F. Goss	Appointed as a member of the Compensation Committee
Candidates Nominated by Stockholders
The Nominating and Policies Committee will also consider director nominees recommended by stockholders. In accordance with our Amended and Restated By-Laws, stockholders who wish to nominate a candidate for consideration by the Committee for election at the Company's 2023 Annual Meeting of Stockholders may do so by delivering written notice, no earlier than the close of business on February 7, 2023 and no later than the close of business on March 9, 2023, of such nominees’ names to Element Solutions Inc, 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394, Attention: Company Secretary.
Any stockholder proposing a nomination must be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to notice of, and to vote at, the Company's 2023 Annual Meeting of Stockholders, and must comply with the applicable notice procedures set forth in our Amended and Restated By-Laws. For further information, see "OTHER MATTERS - Proposals by Stockholders" in this Proxy Statement.
No stockholder nomination was submitted in connection with the 2022 Annual Meeting.
Vote Required
Any director nominee who receives a greater number of votes "For" than votes "Against" his or her election will be elected to the Board. Abstentions will have no effect on the results of this vote.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE "FOR"
THE ELECTION OF EACH DIRECTOR NOMINEE

Directors Nominees
Our Board of Directors believes that the director nominees as a group have backgrounds and skills important for our business. The biographies below summarize the experience, qualifications, attributes and skills that qualify our nominees to serve on the Board:

Sir Martin E. Franklin, KGCN

Business Experience

Sir Martin, our founder, was appointed as Executive Chairman of the Board in January 2019 after having served as Chairman of the Board since October 2013. He is the Founder and CEO of Mariposa Capital LLC, a Miami-based family investment firm focused on long-term value creation across various industries ("Mariposa Capital"), and Chairman and controlling shareholder of Royal Oak Enterprises, LLC. He is also co-founder and co-Chairman of Nomad Foods Limited, co-Chairman of APi Group Corporation, and serves as principal and executive officer of a number of private investment entities and charities. Sir Martin was the founder and Chairman of Jarden Corporation ("Jarden") from 2001 until April 2016 when Jarden merged with Newell Brands Inc. ("Newell"). He was appointed to Jarden's board of directors in June 2001 and served as Jarden's Chairman and Chief Executive Officer from September 2001 until June 2011, at which time he was appointed as Executive Chairman. In the past five years, he also served on Newell's board from April 2016 to January 2018 and Restaurant Brands International Inc.'s board from December 2014 to October 2019. Sir Martin graduated from the University of Pennsylvania.

Qualifications

Sir Martin brings to our Board unique guidance and insight based on his ~30 years of CEO and Chairman experience across numerous public companies in various industries, including with respect to leadership, corporate strategies, culture, capital allocation as well as M&A and capital market strategies.

Committees
None
Public Company Boards
APi Group Corporation
Nomad Foods Limited
Age: 57
Director Since: 2013
Executive Chairman of the Board

Benjamin Gliklich

Business Experience

Mr. Gliklich was named Chief Executive Officer of Element Solutions in January 2019 and appointed as President of the Company in July 2020. He previously served in several capacities for the Company, including Executive Vice President - Operations and Strategy from April 2016 to January 2019, Chief Operating Officer from October 2015 through April 2016 and VP - Corporate Development, Finance and Investor Relations from January to October 2015. He joined the Company as Director of Corporate Development in May 2014. Prior to joining the Company, Mr. Gliklich worked for General Atlantic, a global growth-oriented private equity firm, and Goldman Sachs & Co. Mr. Gliklich holds an A.B. Cum Laude from Princeton University and an MBA with distinction from Columbia Business School.

Qualifications

Based on his extensive managerial and operational experience at Element Solutions, Mr. Gliklich provides significant insight into our global business operations and markets we serve. He brings to the Board valuable expertise in the areas of business strategy, leadership development and talent management, business development, corporate development and capital markets, which are directly translatable to his work as President and CEO of the Company.

Committees
None
Public Company Boards
None
Age: 37
Director since: 2019
President and CEO of Element Solutions

Ian G.H. Ashken

Business Experience

Mr. Ashken is currently a member of the boards of directors of Nomad Foods Limited and APi Group Corporation, and a director or trustee of a number of private companies and charitable institutions. Mr. Ashken was the co-founder and Vice Chairman of Jarden from 2001 until April 2016, and President of Jarden from June 2014 until April 2016 when Jarden merged with Newell. Mr. Ashken was also a member of the Jarden board from 2001 until April 2016 and served as Jarden's Chief Financial Officer until June 2014. During the past five years, Mr. Ashken served as a director of Newell from April 2016 until January 2018.

Qualifications

Mr. Ashken brings to the Board significant knowledge in the areas of finance, public accounting, internal audit, risk management and M&A. His executive management positions as Vice Chairman and/or Chief Financial Officer also bring the Company significant leadership, planning and management skills and background.

Committees
Compensation
Nominating and Policies (Chair)
Public Company Boards
APi Group Corporation
Nomad Foods Limited
Age: 61
Director since: 2013
Independent

Elyse Napoli Filon

Business Experience

Ms. Filon has served as a Strategic Financial Advisor of GCP Applied Technologies Inc. (“GCP”) from November 2016 to June 2019. She served a lead role in structuring and implementing the spin-off of GCP from W.R. Grace & Co. (“W.R. Grace”) in 2016 and continued to advise GCP on global M&A structuring, tax planning, treasury management and special projects. Prior to that, Ms. Filon worked at W.R. Grace for 20 years, assuming various international finance leadership roles, ultimately serving as Vice President, Officer – Tax and Treasury from 2012 through June 2016. Ms. Filon has extensive experience in global tax and treasury planning, M&A and cross functional finance initiatives. Before joining W.R. Grace, she served as International Tax Counsel at Sterling Winthrop Pharmaceuticals after having practiced law with the firm Kelley, Drye & Warren LLP. Ms. Filon holds a J.D. degree from Harvard Law School and a B.A. degree from Rutgers University.

Qualifications

Ms. Filon brings to the Board her deep industry and business experience as well as leadership skills from having worked at a peer specialty chemicals company for 20 years. She also contributes her extensive experience in global tax structuring and planning, M&A activities, and treasury and tax operations management.

Committees
Audit
Public Company Boards
None
Age: 61
Director since: 2021
Independent

Christopher T. Fraser

Business Experience

Mr. Fraser has served as Chairman of the Board of KMG Chemicals Inc. ("KMG") from December 2012 to November 2018 and was a director of KMG from May 2008 to November 2018. He also served as CEO and President of KMG from September 2013 to November 2018 after serving as CEO and President of KMG on an interim basis from July 2013 to September 2013. From 2006 to 2009, Mr. Fraser was the President and CEO of Chemical Lime Company, a North American producer of calcium based (limestone), alkaline products with various industrial applications. Before joining Chemical Lime Company, Mr. Fraser was President and CEO of OCI Chemical Corporation, a wholly-owned subsidiary of DC Chemical Co. ("OCI") from 1996 to 2006. Prior to joining OCI, Mr. Fraser held various positions of responsibility in sales, marketing, business development, operations and general management. Mr. Fraser is currently a senior operating director for SK Capital Partners since 2020. He is also a director of several private companies: NuCera Solutions LLC, Techmer PM, LLC and Smart Chemical Solutions, LLC. During the past five years, he served as a director of PHX Minerals Inc., fka Panhandle Oil and Gas Inc. (NYSE:PHX), from 2019 to 2022, where he was a member of its Audit and Compensation committees. From 2011 to 2018, he was also an Operating Partner of Advent International Corp., which he advised on transactions in the industrial sector. Mr. Fraser holds a Bachelor of Science in Chemistry and in Business Administration from the University of Connecticut as well as a Master of Business Administration from Pepperdine University.

Qualifications

Mr. Fraser's extensive work with multiple chemicals companies has provided him with significant industry, M&A and management experience, including in strategic planning and business development. His private equity experience is also an important asset to the Board, along with his 25 years of experience as a Chief Executive Officer and background in Chemistry.

Committees
Compensation (Chair)
Nominating and Policies
Public Company Boards
None
Age: 64
Director since: 2019
Independent

Michael F. Goss

Business Experience

Mr. Goss was the Chief Financial Officer of Condé Nast from January 2020 to December 2020. Prior to joining Condé Nast, Mr. Goss was Executive Vice President and Chief Financial Officer of Sotheby's, Inc. from March 2016 to October 2019. Prior to Sotheby's, he served in various senior management capacities at Bain Capital, LLC ("Bain Capital") for 13 years until December 2013, beginning in 2001 as Managing Director and Chief Financial Officer and assuming the additional role of Chief Operating Officer in 2004. Mr. Goss graduated from Kansas State University with a BS in economics and received an MBA with Distinction from Harvard Business School.

Qualifications

Mr. Goss is an accomplished finance leader with extensive senior management experience as a Chief Financial Officer and managing director. His extensive financial insight, including with respect to internal audit, and deep understanding of global, complex businesses add considerable value and guidance to our Board and Audit Committee.

Committees
Audit
Compensation
Public Company Boards
None
Age: 62
Director since: 2013
Independent Lead Director

Nichelle Maynard-Elliott

Business Experience

Ms. Maynard-Elliott served as Executive Director, Mergers & Acquisitions for Praxair, Inc. ("Praxair") from 2011 to June 2019 and is currently a board member of Xerox Holdings Corporation where she serves as a member of its Audit committee, and Lucid Group, Inc. where she serves on its Nominating and Governance committee. She is also a trustee of the Advisors' Inner Circle Fund III. Ms. Maynard-Elliott had joined Praxair in 2003 as Senior Counsel responsible for M&A and commercial transactions for Praxair’s U.S. packaged gases and healthcare businesses. Ms. Maynard-Elliott served as Assistant General Counsel of Praxair from 2007 to 2011 and transitioned to the role of Executive Director, M&A in 2011. She is admitted to practice in New York. Ms. Maynard-Elliott graduated from Brown University with a B.A. in Economics, and received her J.D. from Columbia University School of Law.

Qualifications

Ms. Maynard-Elliott brings to the Board her robust industry experience having served at one of the largest industrial gas companies. As a corporate dealmaker, she also contributes a deep understanding of the value of M&A and her significant experience overseeing and executing transactions and growth initiatives in markets worldwide. Her experience as a practicing attorney is also an important asset, which allows her to provide additional support and perspective to our Board and our CEO.

Committees
Audit (Chair)
Public Company Boards
Lucid Group, Inc.
Xerox Holdings Corporation
Age: 53
Director since: 2018
Independent

E. Stanley O' Neal

Business Experience

Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. ("Merrill Lynch") until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000 and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998. Currently, Mr. O’Neal is a board member of Clearway Energy, Inc. where he serves as a member of their Compensation committee and Audit committee. He is also a director and member of the Compensation and Benefits committee and the Chair of the Governance and Nominating committee of Arconic Corporation, an aluminum manufacturing company and the former parent of Alcoa Inc. During the past five years, Mr. O'Neal was a director and member of Arconic, Inc.'s Audit committee from 2016 to 2020 and Finance Committee from 2017 to 2020. Mr. O’Neal graduated from Kettering University with a degree in industrial administration and received his MBA from Harvard Business School.

Qualifications

Mr. O'Neal brings to the Board his extensive executive experience, financial expertise, strong leadership skills and his experience as a board member of other public companies which enable him to provide unique guidance to our Board and management team.

Committees:
Nominating and Policies
Public Company Boards
Arconic Corporation
Clearway Energy, Inc.
Age: 70
Director since: 2013
Independent

CORPORATE GOVERNANCE

Corporate Governance Highlights
We are committed to sound corporate governance and high ethical standards which promote stockholders' long-term interests, strengthens Board and management accountability, and improves our standing as a trusted corporate citizen. Our corporate governance practices include:

Independent Oversight	●	75% independent Board (6 out of 8)
	●	100% independent Board Committees
	●	Only one Board member is a Company executive
	●	Separation of CEO and Chairman roles
	●	Independent Lead Director
	●	Regular executive sessions of independent directors at Board meetings (chaired by the independent Lead Director) and Committee meetings (chaired by independent Committee chairs)

Board & Committee Composition	●	Focus on diversity with 2 women directors, or 25% of the Board
	●	1 female director serving in a Board leadership position (chair of the Audit Committee)
	●	3 new independent directors within the past 4 years
	●	Executive and Board succession planning process
	●	Median tenure of directors of 5.8 years
	●	Annual Board and Committee assessments
	●	Mandatory retirement age of 73

Stockholder Rights	●	Annual election of all directors
	●	Majority-vote and director resignation policy for directors in uncontested elections
	●	One class of outstanding shares with each share entitled to one vote
	●	No controlling stockholder

Governance Practices	●	Formal corporate governance policies that apply to directors and all employees, including our NEOs (as defined herein) and senior financial officers. See "— Corporate Governance Guidelines" below
	●	A meaningful portion of total executive compensation is "at-risk"
	●	All annual and long-term incentive awards are subject to clawback by the Company
	●	Prohibition on hedging, pledging or short sales of Company stock
	●	Robust stock ownership requirements for executives (5x salary for CEO)
	●	Regular stockholder communication and engagement

ESG Accountability	●	Formal governance structure to drive our Environmental, Social and Governance ("ESG") efforts and strategy with Board oversight
	●	Commitment to sustainability and publicly-announced sustainability goals
	●	ESG disclosures following industry-leading ESG reporting standards (GRI and SASB) and TCFD framework

Corporate Governance Guidelines
The Board adopted a comprehensive plan of governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and ensuring compliance with such responsibilities and standards. This framework, which is in direct support of our Company's core values, gives our highly-experienced directors the structure necessary to provide the Company with sound and appropriate oversight. Our corporate governance guidelines include the following:
Board of Directors Governance Principles and Code of Conduct
Our Board of Directors Governance Principles and Code of Conduct (the "Directors Governance Principles") applies to our directors and sets forth our governance principles relating to, among other things:
•Size and composition of the Board;
•Director independence;
•Director qualifications and responsibilities;
•Mandatory retirement age for independent directors at 73;
•Board structure and meetings;
•Board and management succession planning;
•CEO evaluation;
•Performance evaluation of the Board and its Committees.
In accordance with the Directors Governance Principles, the Board has designated Mr. Goss to serve as a non-executive lead director (the "Lead Director") and promote strong, independent oversight of the Company's management and affairs. See "— Board Leadership Structure" below.
Business Conduct and Ethics Policy
Our Business Conduct and Ethics Policy (the "Code of Conduct") is the ethical compass of the Company and an essential element of our core values. It establishes our high standards with respect to ethical conduct applicable to all our directors, officers, employees, contractors and consultants. The Code of Conduct addresses, among other things, compliance with laws, competition and fair dealing, misconduct, conflicts of interest, financial matters and external reporting, Company funds and assets, confidentiality and corporate opportunity requirements, and the process for reporting violations.
Code of Ethics for Senior Financial Officers
The Board also adopted a Code of Ethics for Senior Financial Officers (the "Financial Officer Code of Ethics"), which is applicable to the CEO, CFO and Chief Accounting Officer of the Company (collectively, the "Financial Officers") in addition to our Code of Conduct. The Financial Officer Code of Ethics defines additional specific requirements, beyond our Code of Conduct, to which the Financial Officers are bound. The Financial Officer Code of Ethics is designed to promote honest and ethical conduct, confidentiality, proper disclosure in the Company's SEC filings and compliance with applicable laws, rules and regulations.
These corporate governance guidelines are publicly available in the Investors – Governance – Governance Documents section of our website at www.elementsolutionsinc.com. Any waiver of our Code of Conduct or, with respect to any Financial Officer, our Financial Officer Code of Ethics, may only be authorized by our Board and the Board's Audit Committee, respectively. Any such waiver will be disclosed on our website as promptly as practicable, as may be required under applicable NYSE and SEC rules.

Stockholder Engagement
Effective corporate governance includes regular, constructive conversations with our stockholders to proactively seek stockholder insights and to answer stockholder inquiries. We maintain an active dialogue with our stockholder base to ensure we consider a diversity of perspectives on various issues. This ongoing dialogue allows our management team to update investors on a range of topics and helps management to gain an understanding of the perspectives and concerns of investors. It also promotes greater alignment of our governance and executive compensation practices with our stockholder's interests.
Our Investor Relations team coordinates our stockholder engagement initiatives. In general, our management team, including Benjamin Gliklich, our CEO, Carey J. Dorman, our CFO, and certain Board members, when deemed appropriate, provide regular updates regarding the Company’s performance and strategic actions to the investor community and participate in numerous investor conferences, one-on-one meetings, earnings calls and investors and analyst conversations. In February 2022, the Company also hosted an Investor Day, during which Mr. Gliklich, Mr. Dorman and other members of our executive team provided an in-depth review of our updated growth strategy and financial targets. The Company also communicates on an on-going basis with stockholders and other stakeholders through its annual report, proxy statement and other SEC filings, news releases, website and various media.
Between April 2021 and April 2022, including in connection with our 2022 Investor Day, we engaged with stockholders representing over 75% of outstanding shares of the Company. The resulting discussions focused primarily on the key topics of engagement listed below.
In 2020, we conducted our first ESG materiality assessment by engaging our various stakeholders, including stockholders, to identify and prioritize the key concerns to us and to our stakeholders. This assessment led to the publication of our inaugural ESG report (the "ESG Report") in early 2021. Following this publication, stockholders requested additional and updated information with respect to our ESG priorities and initiatives. We are committed to ensuring that these priorities and initiatives continue to align with the expectations of stockholders, market trends and business risks and opportunities that we may from time to time identify. Taking into account these stockholders' requests and in line with this commitment, we published our 2021 ESG Data & Resources supplement, which includes updated GRI and SASB disclosures and our initial TCFD Index (each, as defined below). We also announced our first set of sustainability goals. In addition, in 2021 and early 2022, our CEO and CFO, who are members of our ESG Committee (as defined below), conducted calls and non-deal virtual roadshows to highlight our enhanced ESG efforts to current and potential investors. For more information, see " — Environmental, Social and Governance Initiatives" below.

With respect to executive compensation, some stockholders specifically encouraged the use of additional performance metrics in our long-term incentive program other than adjusted EPS, and recommended that we consider a "returns-based" metric. This feedback was incorporated in early 2022 with the approval of cash return on investment ("CRI") as a new performance metric for our 2022 Performance-Based Restricted Stock Units ("PRSUs") in lieu of adjusted EPS. See "COMPENSATION DISCUSSION AND ANALYSIS - Components of the Executive Compensation Program - Recent Developments" below.

2021/2022 Key Topics of Engagement
Current business conditions	Financial updates
Supply chain management	ESG priorities and initiatives
Capital allocation priorities	Corporate governance structure
Business continuity	Executive compensation

We intend to continue to consider stockholder feedback and voting guidelines of certain proxy advisory firms, in the context of our ongoing stockholder engagement programs or future "Say on Pay" votes, and to make adjustments based upon evolving best practices, market compensation information and changing regulatory requirements.

Environmental, Social and Governance Initiatives
Chemical Technology Enabling Sustainability
"Enabling Sustainability" is one of the five pillars of our strategy, and we are committed to operating responsibly, reducing our environmental impact and developing innovative chemical technologies that address the sustainability challenges of our customers, communities and the world. To this end, we work to incorporate environmental sustainability, sound corporate governance, employee safety and well-being, and diversity & inclusion into our decision-making in a manner that we believe will both mitigate risk and drive long-term value. This approach is represented in the "5Cs" of our culture and embedded in our DNA:
•"Challenge" — we accept the challenge to improve our environmental footprint and those of our customers in significant, quantifiable ways;
•"Commit" — we commit to ambitious targets to improve;
•"Collaborate" — we value teamwork, with our customers and our colleague, in pursuit of excellence and improvement in everything we do;
•"Choose" — we empower our employees to make choices and take calculated risks; we choose to hire, to recognize and reward people who demonstrate good judgment and choose to have good attitudes and strong work ethics; and
•"Care" — we care about our customers, our colleagues, our environment and our place in the world at large.
In 2020, we embarked on formalizing an official ESG approach that better quantifies our impact and sets targets to optimize it. This initial assessment led to the publication, in early 2021, of our inaugural ESG Report using the Global Reporting Initiative ("GRI") and Sustainability Accounting Standards Board ("SASB") standards. In this report, we addressed our environmental and social impacts as well as many of our existing sustainability initiatives. We also presented our ESG priorities going forward and committed to setting Company-wide goals across key areas that we consider material to our Company.
In 2021, we advanced our sustainability agenda and, in early 2022, announced our goals within the four key ESG topics indicated below (the "Sustainability Goals"). These goals, which confirm our alignment with several of the United Nations Sustainable Development Goals (SDGs), further articulate our commitment to our ESG principles and their integration into our business strategy and day-to-day operations:
•Reducing our energy use and emissions
•Improving employee health and safety performance
•Increasing diversity, equity and inclusion
•Increasing growth through sustainable chemistry solutions
In early 2022, we also reinforced our commitment to continuous improvement of ESG reporting and published our 2021 ESG Data & Resources supplement, an update of our ESG Report with 2021 qualitative and quantitative information with respect to certain of the key topics described in our ESG report. Our 2021 ESG Data & Resources also include updated GRI and SASB disclosures and our initial TCFD Index. See "— Climate Change and TCFD Framework" below.
For more information, our ESG Report, Sustainability Goals and 2021 ESG Data & Resources (including our updated GRI and SASB disclosures and our TCFD Index) are available in the Sustainability section of our website at www.elementsolutionsinc.com.
Climate Change and TCFD Framework
We recognize that climate change is one of the most important issues currently facing the global community. In January 2022, we became an official Task Force on Climate-related Financial Disclosures ("TCFD") supporter as we believe in a more resilient financial system through climate-related disclosure. In March 2022, we also published our inaugural TCFD Index, which presents our preliminary assessment of the impact of climate change to our businesses.
Leveraging the TCFD recommendations, we plan to increase awareness and transparency about climate-related matters within our organization. This approach will improve our understanding of climate-related impacts specific to our operations and allow us to pay further attention to risks that may arise and opportunities that may exist as a result of climate change. This improved knowledge will also allow for enhanced disclosure going forward. Based on our preliminary assessment, we believe our business operational structure, flexible supply chain and comprehensive risk management procedures provide a strong foundation for managing potential climate-related risks and opportunities.
ESG Highlights & Recognition
In 2020, the Company formed an ESG Executive Steering Committee (the "ESG Committee") to create greater accountability for our ESG outcomes and support our on-going commitment to responsibly serve our customers, employees and stockholders on matters relating to the environment, employee health and safety, corporate social responsibility, corporate governance, sustainability, climate change and other public policy trends and concerns. See " — Corporate Responsibility and Sustainability" below.
We recognize that ESG matters are important to long-term Company and stockholder value. As such, sustainability is an integrated aspect of how we think about strategy and risk, and we are committed to strong ESG practices, including the following highlights:
Environmental
We maintain a broad portfolio of sustainable solutions, including green chemistry (as defined by the United States Environmental Protection Agency) for the removal of hazardous chemicals, innovative solutions reducing environmental impact and products supporting the circular economy. We view the active management of environmental issues as not only our responsibility as a good corporate citizen, but also as an opportunity to create new revenue streams while reducing risk for our Company and our customers.
In 2021, we achieved approximately $650 million of net sales (as compared to approximately $450 million in 2020) from sustainable products (as defined in our ESG Report), representing approximately 27% of our total net sales in 2021. Our sustainable products include, among others, our MacDermid Envio solutions, silver sinter technology for electric vehicles and blackhole, shadow solutions for circuit board metallization. We intend to continue to invest behind the development of new sustainable products for our customers, many of whom are increasingly interested in environmentally-friendly offerings. For more information about our sustainable products and our Sustainability Goal relating to growth through sustainable chemistry, see our ESG Report and our Sustainability Goals.
Social
As part of our ESI Cares initiative, which provides employees around the world the opportunity to use a paid workday to volunteer in their local communities, we established in 2021 a grant solicitation process for donations to charities and causes that are important to our employees. This process complements our charitable matching program which, in 2021, benefited approximately 850 not-for-profit organizations, and the activities of the ESI Foundation which, with an initial funding of $5.0 million in 2020, provides monetary grants to qualified charitable organizations that are selected by our employees.
We are committed to respecting human rights and establishing high ethical standards across the Company, including with respect to sourcing practices in our supply chain. The Company has a number of policies in place governing social and ethical issues, including our Code of Conduct, Anti-Slavery and Human Trafficking Policy, Fair Employment Policy, Foreign Corrupt Practices Act/Anti-Corruption Policy, Supplier Code of

Conduct and Supply Chain Conflict Minerals Policy. Copies of these documents are available in the Sustainability section of our website at www.elementsolutionsinc.com under "Resources."
Governance
Throughout our history, we have been committed to excellence in governance and to diversity of experience and perspective throughout our organization. Currently, 75% of our directors are independent, a percentage we have sought to improve over time. We are proud of our consistent record of gender and racial/ethnic diversity on the Board and in leadership positions on the Board.
In 2021, we appointed Ms. Maynard-Elliott as chair of the Audit Committee. Ms. Maynard-Elliott replaced Mr. Goss, who was elected as independent Lead Director of the Board in February 2020.
In early 2021, the Board oversight over ESG matters was formalized in the charter of the Nominating and Policies Committee which was updated to include the oversight of our sustainability and social responsibility efforts led by our ESG Committee. See " — Corporate Responsibility and Sustainability" below.
Element Solutions was recently recognized for its responsible business practices by the following organizations:
•2022 list of America's Most Responsible Companies by Newsweek — for demonstrating sound ESG practices; specifically, our environmental initiatives, dedication to social responsibility and strong corporate governance standards. The Company ranked #46 in the overall list and #9 within the Materials and Chemicals Industry classification. Newsweek's assessment covered 2,000 of the largest U.S. headquartered public companies across 14 industries.
•"Silver" Rating by EcoVadis in 2021 — placing the Company in the 90th percentile of all companies ranked by EcoVadis on their sustainability performance. Among other things, EcoVadis provides ongoing assessments to evaluate policies and actions to promote environmental sustainability and enforce compliance with internationally recognized human rights standards and fair labor practices.
Role of the Board of Directors
The Board is committed to building long-term value for the Company’s stockholders by overseeing our corporate policies and the execution of our strategy. In doing so, the Board seeks to provide leadership and advice to our management team as the Company navigates critical issues, including the ongoing COVID-19 pandemic as well as matters related to sustainability, a changing regulatory climate and the evolving nature of information security and cybersecurity threats. In addition, the Board oversees our business strategy and planning and evaluates the performance of the CEO and the senior leadership team in executing the Company’s business strategy, assessing and mitigating risks, and managing the Company’s day-to-day operations.
Board Meetings
During 2021, the Board of Directors held a total of seven meetings and acted by written consent four times. During 2021, each then director attended over 75% of the total number of meetings of the Board during the period for which he or she was a director and the total number of meetings of all Committees of the Board on which he or she served. Three directors attended the 2021 Annual Meeting and were available to respond to questions.
Executive sessions or meetings of non-employee directors without management present are generally held as part of most regularly scheduled Board, Audit Committee and Compensation Committee meetings. The discussion leader for executive sessions of the full Board is Mr. Goss in his capacity as independent Lead Director of the Board. In addition, Ms. Maynard-Elliott, Mr. Fraser and Mr. Ashken, as chairs of these Committees, generally preside over executive sessions of the Audit Committee, the Compensation Committee and the Nominating and Policies Committee, respectively.

Board Leadership Structure
The positions of CEO and Executive Chairman of the Board are held by different persons in recognition of the differences between the two roles. Our CEO is responsible for executing our strategic plan and overseeing our day-to-day operations while our Executive Chairman focuses on the Company's strategy, culture and development of the management team. The Board believes this leadership structure fosters effective governance and oversight of the Company by allowing the Board to more effectively drive the long-term strategic direction of the Company and oversee the performance of the CEO.
Since completion of the sale of the Company's former Agricultural Solutions business in January 2019 (the "Arysta Sale"), Sir Martin's increased day-to-day involvement in the Company consists in providing guidance to our CEO, as well as other members of senior management, with respect to leadership, corporate strategies and operational matters based on his ~30 years of CEO and Chairman experience across numerous public companies in various industries and through the business network he has developed over time. In particular, his contributions include:
•assisting in sourcing potential corporate development opportunities;
•driving capital markets strategies;
•guiding capital allocation strategy, including acquisitions, share repurchases and/or dividends;
•advising on and participating in key public relations and investor relations communication, including stockholder engagement;
•advising on key commercial negotiations;
•assisting with Board and Committee assessment process;
•providing access to a broad network of executives, subject matter experts and suppliers;
•participating in the recruiting and hiring of senior leaders;
•supporting broader employee engagement and our "5Cs" culture building as well as attending and/or hosting larger scale employee events; and
•acting as a mentor to various leaders within the Company.
In addition, the Board appointed an independent Lead Director whose primary responsibilities include leading periodic non-executive sessions of the independent directors with a focus on Board effectiveness and performance, serving as Chairman of the Board when the Executive Chairman is not present, and facilitating communications between independent directors, our CEO and the Executive Chairman. The Board believes that the presence of a Lead Director with meaningful independent oversight responsibilities, coupled with an Executive Chairman and a separate CEO, provides the optimal leadership structure for the Company at this time.
The strong working relationships among the Executive Chairman, the CEO, the independent Lead Director and the other directors are supported by a Board governance culture that fosters open communications among the Board members which helps to develop an understanding of issues, promotes appropriate oversight and encourages the discussion of matters essential to leading a complex and dynamic company such as ours.
Director Independence
Our Directors Governance Principles require that a majority of our Board members satisfy the independence requirements of the NYSE and the SEC. The NYSE rules require the Board to evaluate the independence of its directors at least annually. In general, "independent" means that a director has no material relationship with the Company. In performing their duties, directors are expected to avoid any action, position, influence or relationship with respect to any activity that could impair their judgment or objectivity in the course of their service to the Company. The Directors Governance Principles also establish a retirement age of 73 for independent directors and urges independent directors with more than one year of service to own at least 1,000 shares of common stock of the Company. All qualifying directors meet these stock ownership guidelines.

Based on the independence standards mentioned above, the Board of Directors has determined that each of the following non-employee directors is independent in accordance with the NYSE and SEC guidelines:

Independent Directors (75% of the Board)
Ian G.H. Ashken	Michael F. Goss
Elyse Napoli Filon	Nichelle Maynard-Elliott
Christopher T. Fraser	E. Stanley O'Neal
In evaluating these independence standards, our Board specifically considered, among other things, the present and past employments as well as other direct or indirect affiliations or relationships of each director with the Company (as described in the biographies of the director nominees provided under "PROPOSAL 1 - ELECTION OF DIRECTORS" above). Based on such standards, the Board has determined that neither Mr. Gliklich, who currently serves as CEO of the Company, nor Sir Martin, the Company's founder and Executive Chairman of the Board, is independent.
Board Committees
The Company's Amended and Restated By-Laws give the Board the authority to delegate its powers to committees appointed by the Board. The Board has three standing Committees: Audit; Compensation; and Nominating and Policies (each, a "Committee and collectively, the "Committees"). Each Committee is comprised entirely of directors determined to be independent under the independence requirements of the SEC, the NYSE corporate governance listing standards and the Board's categorical standards of director independence.
Copies of the written charters for each of the Committees setting forth their respective responsibilities can be found under the Investors – Corporate Governance – Governance Documents section of our website at www.elementsolutionsinc.com. Copies may also be obtained upon request, without charge, by writing to the Company Secretary at 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394.
Below is a summary of our Committee membership information and structure:

Name	Audit Committee	Compensation Committee	Nominating and Policies Committee

Ian G.H. Ashken		●
Elyse Napoli Filon	●
Christopher T. Fraser			●
Michael F. Goss*	●	●
Nichelle Maynard-Elliott
E. Stanley O’Neal			●

*	Independent Lead Director of the Board
Chair
●	Member
Audit Committee
Number of Meetings in 2021: Five

Responsibilities. Pursuant to its written charter, the Audit Committee is responsible for, among other things:
•overseeing our accounting and the financial reporting processes;
•appointing and overseeing the audit by our independent auditors (including resolution of disagreements between management and our independent auditors);
•pre-approving all auditing services and permitted non-auditing services to be performed for us by our independent auditors and approving the fees associated with such services;
•reviewing quarterly and year-end financial statements with management and our independent auditors;
•overseeing our internal audit function, reviewing any significant reports to management arising from such internal audit function and reporting to the Board;
•reviewing complaints under and compliance with the Company’s corporate governance guidelines, in particular regarding questionable accounting, internal accounting controls or auditing matters;
•overseeing the Company's policies and procedures with respect to risk assessment and risk management; and
•reviewing and approving all related-party transactions required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").
The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Under procedures adopted by the Audit Committee, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent auditors. See "PROPOSAL 4 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022 - Pre-Approval Policies and Procedures for Audit and Permissible Non-Audit Services" below. See also the Report of the Audit Committee included in this Proxy Statement for information about our 2021 year audit.
Independence and Financial Expertise
Our Board of Directors has reviewed the background, experience and independence of the Audit Committee members and, based on this review, has determined that each of its members:
•meets the independence requirements of the NYSE corporate governance listing standards;
•meets the enhanced independence standards for audit committee members required by the SEC; and
•is financially literate, knowledgeable and qualified to review financial statements.
In addition, our Board has determined that Ms. Filon and Mr. Goss each qualifies as an "audit committee financial expert" within the meaning of the applicable SEC regulations.
Compensation Committee
Number of Meetings in 2021: Three
Responsibilities. Pursuant to its written charter, the Compensation Committee is responsible for, among other things:
•assisting the Board in developing and evaluating potential candidates for executive positions and overseeing the development of any executive succession plans;
•reviewing and making recommendations to the Board with respect to CEO compensation and CEO corporate goals and objectives;
•making recommendations to the Board with respect to compensation of other executive officers and providing oversight of management’s decisions concerning the performance and compensation of such executive officers;

•reviewing on a periodic basis compensation and benefits paid to directors;
•reviewing our incentive compensation and other stock-based plans and recommending changes in such plans to the Board as needed to assure the effective representation of the interests of the Company's stockholders; and
•preparing a Compensation Committee report on executive compensation required by the SEC to be included in the Company's annual proxy statements.
The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion. The Compensation Committee also has authority to retain compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion after taking into consideration all factors relevant to the independence of such consultants, counsel or advisors. The Compensation Committee has sole authority to approve related fees and retention terms, and is provided with appropriate funding, as determined by the Compensation Committee, for payment of compensation to such consultants, counsel or advisors.
Independence
The Board of Directors has reviewed the background, experience and independence of the Compensation Committee members and based on this review, has determined that each of these members:
•meets the independence requirements of the NYSE corporate governance listing standards;
•meets the enhanced independence standards for compensation committee members required by the NYSE and the SEC; and
•to the extent applicable, is an "outside director" pursuant to the criteria established by the Internal Revenue Service.
In addition, the Board has determined that each of Mr. Fraser, Mr. Ashken and Mr. Goss is independent pursuant to the enhanced independence standards for compensation committee members set forth in Section 303A.02(a)(ii) of the NYSE Listed Company Manual, based on evaluations conducted in accordance with and considering the factors set forth in that same section.
Role of Compensation Consultants
The Compensation Committee has sole authority to retain compensation consultants or advisors to discuss specific compensation matters or assess the overall competitiveness of the Company's compensation arrangements. Compensation consultants or advisors may also assist the Committee with the setting of executive and non-employee director compensation. From time to time, management also retains its own outside compensation consultants.
In 2021, the Compensation Committee engaged Willis Towers Watson, a global management consulting firm, as its independent compensation consultant to conduct a comprehensive review and evaluation of our compensation programs and policies. This evaluation coincided with the expiration of the Company’s previous "stretch" incentive program established by the Board at the time of the Arysta Sale in 2019 to incentivize extraordinary achievement and promote the creation of exceptional stockholder value. The assessment covered material components of executive and non-executive compensation and consisted in the determination of our 2021 peer group, peer benchmarking, the review of regulatory and industry trends and consideration of other market factors, such as the Company's financial results and individual roles, tenure and performance. As a result of this review, the Compensation Committee revised certain components of our executive compensation plan and made changes to our director compensation program. Willis Towers Watson was engaged exclusively by the Compensation Committee on these compensation matters and did not have other consulting arrangements with the Company. As required under the NYSE listing rules, the Compensation Committee has assessed the independence of Willis Towers Watson pursuant to the SEC rules and concluded that no conflicts of interest existed.

Role of Management
Our Compensation Committee relies on our management team for legal, tax, compliance, finance and human resource recommendations, and data and analysis for the design and administration of the compensation, benefits and perquisite programs of our senior executives. The Compensation Committee considers this information in conjunction with the recommendations and information provided by its independent compensation consultants.
Our CEO, our head of human resources ("HR Lead") and our Executive Vice President, General Counsel and Company Secretary ("GC") generally attend Compensation Committee meetings. CEO performance and compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee’s independent compensation consultant, when applicable and as requested by the Compensation Committee. Our CEO and HR Lead, without the presence of any other members of senior management, actively participate in the compensation discussions of our senior executives, including making recommendations to the Compensation Committee as to the amount and form of executive compensation (other than their own).
Compensation Committee Interlocks and Insider Participation
During 2021, no member of the Compensation Committee was an officer, employee or former officer of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to SEC regulations. In addition, no executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under SEC regulations.
Nominating and Policies Committee
Number of Meetings in 2021: Two
Responsibilities. In early 2021, the written charter of the Nominating and Policies Committee was amended to reflect its new oversight responsibility over ESG matters as delegated by the Board. See "— Corporate Responsibility and Sustainability" below.
Pursuant to its revised charter, the Committee is responsible for, among other things:
•leading the search for individuals qualified to become members of the Board and selecting director nominees to be presented for stockholder approval at our annual meetings;
•reviewing the Board's Committee structure and recommending to the Board, for its approval, directors to serve as members of each Committee;
•reviewing corporate governance guidelines on a periodic basis and recommending changes to the Board as necessary;
•overseeing any self-evaluations of the Board and its Committees;
•reviewing director nominations submitted by stockholders, if any;
•assuring the effective representation of the Company's stockholders; and
•reviewing periodically the Company's sustainability and social responsibility efforts and related policies.
The Nominating and Policies Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more of its members or to sub-committees.

Independence
Our Board has reviewed the background, experience and independence of the Nominating and Policies Committee members and, based on this review, has determined that each member of the Committee meets the independence requirements of the SEC and the NYSE corporate governance listing standards.
Board and Committee Assessment Process
During the year, our Executive Chairman receives input on the Board’s performance from the other directors and discusses this feedback with the full Board. The Executive Chairman, with the assistance of the chair of the Nominating and Policies Committee, also oversees the review of the Board performance which includes annual self-assessments by each Committee, relying on a review process similar to that used by the Board, with performance criteria for each Committee established on the basis of its responsibilities as listed in its charter. These self-evaluations are discussed with the full Board each year.
Succession Planning

To ensure continuity in our senior leadership, the Board oversees the development of executive talent and planning for the effective succession of our Board members, CEO, other executives and members of senior management. As part of this process, our CEO and our executive officers are required to prepare a detailed development and succession plan for themselves and for their direct reports on an annual basis. These plans are reviewed and discussed by the Board annually.
Risk Management and Oversight
Management is responsible for the day-to-day management of risks the Company faces while our Board of Directors provides risk oversight. In this role, the Board must satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed, including assessing major risk factors relating to the Company and its performance and reviewing measures to address and mitigate risks. We believe this division of responsibility is the most effective approach for addressing risk management.
The Board executes its oversight responsibility directly and through its Committees. The areas of risk reported to the Board may change based on business conditions and recent developments. Overall, the Board and its Committees focus on financial, operational, business, legal, regulatory, reputational, governance, managerial and sustainability risks that may affect the Company as well as our general risk management strategy, and how these risks are being managed. Examples of risks overseen by each of the Committees are as follows:
•Audit Committee — reviews and assesses financial and other risks as well as the internal control over financial reporting and disclosure controls and procedures for managing such risks. To this end, the Audit Committee receives periodic briefings from management and our internal audit function. During these briefings, the Audit Committee and management also discuss risk management activities and efforts, best practices, the effectiveness of our security measures and other related matters.
•Compensation Committee — monitors and assesses the Company's risks associated with compensation policies and oversees incentives that encourage a reasonable level of risk-taking consistent with our overall pay-for-performance philosophy and strategy.
•Nominating and Policies Committee — oversees our corporate governance guidelines and structure as well as other corporate governance matters, and is charged with developing and recommending to the Board corporate governance principles and policies as well as Board Committee structure, leadership and membership. Since 2021, the Committee also reviews our sustainability and social responsibility efforts and related policies.

Each of our directors has substantial experience managing and overseeing risks specific to complex, international organizations like ours which they leverage while serving on our Board. See "PROPOSAL 1 – ELECTION OF DIRECTORS" above.
Corporate Responsibility and Sustainability
ESG Governance
The Board oversees ESG matters generally as part of its oversight of our Company-wide risk management program. In addition, in early 2021, the Board formally delegated to the Nominating and Policies Committee the oversight of our sustainability and social responsibility efforts and related policies. In the context of its ESG responsibilities, the Committee inquires about progress in the Company’s ESG strategy, reporting of metrics and related disclosures.
Our senior management team is responsible for the setting and execution of the Company's ESG strategy. In 2020, we adopted the following formal governance structure designed to ensure that our ESG efforts are appropriately managed and tracked throughout our organization:
•ESG Executive Steering Committee - Our ESG Committee was formed to create greater accountability for our ESG outcomes and lead the release of our inaugural ESG Report in early 2021. Comprised, among others, of our CEO, CFO, GC, Head of Supply Chain and HR Lead, the ESG Committee's duties and responsibilities include:
–spearheading our ESG activities, including implementing our ESG strategy;
–developing, monitoring and working toward achieving our ESG goals and priorities, including our Sustainability Goals;
–identifying key opportunities and commitments;
–steering supply chain sustainability; and
–driving responsible sourcing and health and safety efforts across the Company.
•Supply Chain Sustainability Council - Reporting to the ESG Committee, our Supply Chain Sustainability Council (the "SCSC") consists of cross-functional Environment, Health & Safety representatives. The SCSC leads our responsible sourcing and sustainable manufacturing practices by promoting the sustainable operation of our facilities and offices in order to reduce our environmental footprint.
Informed by the SCSC, the ESG Committee provides regular updates to management and, as appropriate, the Nominating and Policies Committee and the Board, on ESG matters and specific risks within the ESG realm, including risks pertaining to environmental regulation and compliance, the potential impacts of increased frequency and severity of extreme weather events, risks of employee health and safety incidents and related economic risks. We believe this governance structure provides appropriate risk oversight of ESG matters affecting the Company.
Our CEO is directly accountable to our Board for progress toward ESG goals approved and monitored by the Board. Our CEO sets internal ESG goals and objectives for our CFO to drive global responsibility for their inculcation into, and achievement across, our business operations.
Cybersecurity Risks
The Board recognizes the importance of securing confidential and sensitive information of the Company as well as its customers, suppliers and employees. Cybersecurity is an integral part of our risk management framework, and we have established robust policies and procedures to manage cybersecurity defenses, controls and programs. Our Board oversees our management of cybersecurity risks and, when needed, receives information regarding the nature of threats, defense and detection capabilities and incident response plans. We regularly evaluate our security measures to protect our systems and data and have increased our monitoring capabilities to enhance early detection and rapid response to potential cyber threats. In addition, information security training is conducted to increase cybersecurity awareness. When deemed appropriate, our management team provides updates to the Board on the

Company’s cybersecurity efforts and incidents, such as the cyber intrusion announced on January 5, 2022. We believe these measures provide adequate risk oversight of information technology and cybersecurity matters that could affect the Company.
Climate Change
We understand that climate change poses a critical challenge for society and that collective effort is needed to effectively mitigate and prepare for its impacts. As an asset-light formulator, our greenhouse gas ("GHG") emission intensity rate is lower than that of other more traditional chemical manufacturers. Regardless, we monitor our electricity and energy consumption and are committed to driving our GHG emissions even lower, as demonstrated in our Sustainability Goals set in 2021.
In early 2022, we published our inaugural TCFD Index, which presents our preliminary assessment of the impact of climate change to our businesses. Leveraging the TCFD recommendations, we plan to increase awareness and transparency about climate-related matters within our organization. See "— Environmental, Social and Governance Initiatives" above.
Certain Relationships and Related Transactions
Related Party Transaction Policy
The Board and the Audit Committee have adopted written policies and procedures relating to the approval or ratification of transactions with "related parties." Under such policies and procedures, the Audit Committee is to review the material facts of all related party transactions that require its approval and either approve or disapprove of the entry into such transactions, depending on whether the particular transaction serves the best interest of the Company and its stockholders. In addition, pursuant to our Directors Governance Principles and our Code of Conduct, all directors are expected to avoid any action, position or interest that conflicts with the interest of the Company or gives the appearance of conflict.
No member of the Audit Committee may participate in any review, consideration or approval of any related party transaction with respect to which such member, or any of his or her immediate family members, is the related party.
Under our policies and procedures, a "related party transaction" represents any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, the Company is a participant and any related party has or will have a direct or indirect interest (other than solely as a result of being a director and/or a less than 10% beneficial owner of another entity). A "related party" is any person who is or was, since the beginning of the last year for which the Company has filed an annual report on Form 10-K and a proxy statement, even if they do not presently serve in that role, an executive officer, director or nominee for election as a director, any 5% or greater stockholder of the Company, or any immediate family member of any of the foregoing. Immediate family members include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).
Transactions with Related Parties
The following transactions were reviewed and approved in accordance with the policies and procedures discussed above:
Under an Advisory Services Agreement, dated October 31, 2013, with Mariposa Capital, an affiliate of Sir Martin, Executive Chairman of the Board, Mariposa Capital provides certain advisory services to the Company and is entitled to receive an annual advisory fee of $3.0 million, which is payable in quarterly installments, and reimbursement for expenses, which in 2021 and the first quarter of 2022 totaled an aggregate of approximately $128,275. This agreement is automatically renewed for successive one-year terms unless prior 90-day notice is provided by either party and may only be terminated by Element Solutions upon a vote of a majority of our Board members. In the event that this agreement is terminated by Element Solutions, the effective date of the termination will be six months following the expiration of the applicable term.
Element Solutions leases office space for its corporate offices in Miami, Florida. Under two lease agreements covering different portions of the space, the Company is required to pay a market-based rent in an aggregate amount of approximately $656,000, plus the tenant’s proportionate share of the operating expenses, taxes and insurance over five-year terms, which commenced in April 2019 and July 2020, respectively. An affiliate of Sir Martin holds a 50% ownership interest in the landlord of the leased premises.
Involvement in Certain Legal Proceedings
To our knowledge, no director, executive officer or person nominated to become a director or an executive officer has, within the past 10 years, been involved in legal proceedings that are material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers. We are not aware of any material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficial owner of more than 5% of any class of voting securities of the Company, or any associates of any such persons, is a party adverse to the Company or any of its subsidiaries, and none of such persons has a material interest adverse to the Company or any of its subsidiaries.

DIRECTOR COMPENSATION

Director Compensation Program
The Company uses both cash and stock-based incentive compensation to attract and retain qualified individuals to serve on its Board. Under our non-employee director compensation program, for the service year from the 2021 Annual Meeting to the 2022 Annual Meeting, each non-employee director received annual cash fees for Board and any Committee memberships (paid quarterly) and restricted stock units ("RSUs"). These RSUs were granted on June 8, 2021, the date of the 2021 Annual Meeting, and will vest on June 7, 2022, which date is the earlier of the one-year anniversary of their grant date and the date of the 2022 Annual Meeting.
We believe a meaningful portion of a director’s compensation should be provided in equity-based awards in order to align directors' interests with our stockholders' interests. In setting director compensation, we consider the significant amount of time directors expend in fulfilling their duties serving on the Board and its Committees, the skill-level required for such service and the need to continue to attract highly-qualified candidates to serve on the Board. Director compensation arrangements are reviewed annually to maintain such standards.
The following table summarizes the components of our 2021 director compensation program:

Annual Fees
Board Membership Fee	$75,000
RSU Grant	$100,000 approx. value
Incremental Fees for Board Leadership
Committee Membership Fee	$5,000
Audit Committee Chair	$10,000
Compensation Committee Chair	$10,000
Nominating and Policies Committee Chair	$10,000
Director expenses and other benefits. Our non-employee directors are reimbursed for expenses incurred in attending Board, Committee and stockholder meetings as well as for expenses associated with these and other Board activities.

Stock ownership guidelines. Non-employee directors with more than one year of service are expected to directly own at least 1,000 shares of our common stock. All qualifying directors meet these stock ownership guidelines. For complete beneficial ownership information relating to our directors, see "SECURITY OWNERSHIP" below.
Changes for 2022. In 2021, the Compensation Committee reviewed the design of our director compensation program with its compensation consultant. In February 2022, considering peer benchmarking and the length of time since the latest director compensation adjustments, the Compensation Committee determined that, effective January 1, 2022, the approximate value of each annual RSU grant would be increased to $140,000; the Committee membership fee to $7,500; the chair fees for each of the Audit Committee and the Compensation Committee to $20,000; and the chair fee for the Nominating and Policies Committee to $15,000. Additionally, the Compensation Committee approved annual Lead Director fees of $20,000. The Board membership fee remains unchanged.
Director Compensation in 2021
The following table sets forth the compensation earned and RSUs granted by the Company to our past and current non-management directors for their services as directors for the year ended December 31, 2021:

Name(1)	Fees Earned or Paid in Cash ($)(4)	Stock Awards ($)(5)	All Other Compensation ($)	Total ($)

Sir Martin E. Franklin	—	—	3,000,000(6)	3,000,000
Ian G.H. Ashken	92,198	100,009	—	192,207
Scot R. Benson(2)	32,967	—	—	32,967
Elyse Napoli Filon(3)	44,835	100,009	—	144,844
Christopher T. Fraser	87,802	100,009	—	187,811
Michael F. Goss	87,198	100,009	—	187,207
Nichelle Maynard-Elliott	85,000	100,009	—	185,009
E. Stanley O’Neal	80,000	100,009	—	180,009
(1)Mr. Gliklich, CEO of the Company, is not included in this table as he is an employee of the Company and therefore receives no compensation for his services as a director. Sir Martin, our founder director and Executive Chairman, does not receive any compensation for his services as a director.
(2)Mr. Benson retired as a member of the Board on June 8, 2021, the date of the 2021 Annual Meeting. The amount in the "Fee Earned or Paid in Cash" column represents a prorated amount based on his partial year of service.
(3)Ms. Filon was appointed as a new independent director at the 2021 Annual Meeting. The amount in the "Fee Earned or Paid in Cash" column represents a prorated amount based on her partial year of service.
(4)Reflects the annual and/or pro rated, when applicable, non-executive Board membership fee and incremental Committee and Committee chair fees for each director, as applicable.
(5)Reflects the aggregate grant date fair value of RSUs granted to directors in 2021 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). Except for Sir Martin and Mr. Benson, each of the directors indicated above was granted 4,174 RSUs on June 8, 2021, the date of the 2021 Annual Meeting, as incentive compensation for their respective directorship in 2021-2022. In each case, these RSUs were unvested and outstanding at December 31, 2021 and will vest on June 7, 2022, subject to continuous directorship through and on such vesting date. Each 2021 RSU also provides for the accrual of dividends equivalents, which are subject to the same vesting, payment and other terms and conditions as the RSUs. For additional information on the valuation assumptions, refer to Note 9, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2021 Annual Report.
On February 15, 2022, Sir Martin received a key executive long-term stretch award of 400,000 performance-based restricted stock units ("PRSUs") for which vesting is subject to the achievement by the Company of an adjusted EPS performance target of $2.72 per annum by December 31, 2026, in addition to a continuous service requirement through that date. The actual number of shares earned will be determined based on the Company's total shareholder return ("TSR") during the performance period relative to the S&P Midcap 400 Index, which can result in a TSR multiplier between 0.85 and 1.15. Cash dividend equivalents accrue when and as dividends are paid on the Company's common stock. At the grant date, the outcome of achieving the performance condition was deemed improbable for purposes of FASB ASC Topic 718.
(6)Represents the annual advisory fee paid to Mariposa Capital, an affiliate of Sir Martin, pursuant to the Advisory Services Agreement described under "— Certain Relationships and Related Transactions — Transactions with Related Parties" above. For further detail on Sir Martin’s role and contributions, see "— Role of the Board of Directors — Board Leadership Structure" above.
For complete beneficial ownership information relating to our directors, see "SECURITY OWNERSHIP" below.
Indemnification
Our Certificate of Incorporation and our Amended and Restated By-Laws provide that we will indemnify any of our directors, to the fullest extent permitted by applicable law, against any and all costs, expenses or liabilities incurred by them by reason of being or having been a member of the Board. In addition, we entered into Director and Officer Indemnification Agreements with certain of our current directors in order for them to be free from undue concern about personal liability in connection with their services to the Company.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is a list of the Company's executive officers as of April 22, 2022 and their respective biographical information. For the biography of Mr. Gliklich, our CEO, see "PROPOSAL 1 – ELECTION OF DIRECTORS" above.

Name	Age	Title

Benjamin Gliklich	37	President and Chief Executive Officer ("CEO") and director nominee
John E. Capps	57	EVP, General Counsel and Company Secretary ("GC")
Carey J. Dorman	33	EVP, Chief Financial Officer ("CFO")
Joseph J. D'Ambrisi	63	EVP, Head of Electronics ("Head of Electronics")
Michael Goralski	49	EVP, Head of Industrial & Specialty and Global Supply Chain ("Head of I&S")

John E. Capps is Executive Vice President, General Counsel and Company Secretary of Element Solutions. Mr. Capps joined the Company in May 2016. Prior to joining the Company, Mr. Capps was with Jarden, a Fortune 500 broad-based consumer products company, where he most recently served as Executive Vice President – Administration, General Counsel and Secretary until April 2016 when Jarden merged with Newell. From 2003 to 2005, Mr. Capps was with American Household, Inc., which was acquired by Jarden in January 2005. Prior to 2003, Mr. Capps was in private law practice with the firm Sullivan & Cromwell LLP. Mr. Capps holds a J.D. from the University of Texas and a B.A. and M.B.A. from Vanderbilt University.
Carey J. Dorman is Executive Vice President, Chief Financial Officer of Element Solutions. Prior to being promoted to this role in March 2019, Mr. Dorman served as Corporate Treasurer and VP, Investor Relations of Element Solutions from February 2018 to March 2019 after having served as Senior Director, Corporate Development from April 2017 to February 2018 and as Director – Corporate Development from April 2015 to April 2017. In his prior roles, Mr. Dorman’s responsibilities included capital markets, corporate development, financial planning, investor relations and merger integration. Prior to joining Element Solutions in April 2015, Mr. Dorman worked for Taconic Capital Advisors, a global institutional investment firm, from December 2013 to April 2015, and for Goldman Sachs & Co. from June 2011 to November 2013. Mr. Dorman holds Bachelor's degrees in Engineering and in Economics from Brown University.
Joseph J. D'Ambrisi is Executive Vice President, Head of Electronics of Element Solutions. Before being appointed in this role in November 2018, Mr. D’Ambrisi held multiple leadership roles across the Electronics organization in product management, marketing, innovation management and commercial management, including Senior Vice President – Electronics Solutions from September 2015 to November 2018, Vice President – Innovation and Marketing from 2000 to 2015, Managing Director – Final Finishes/Viatek from 1995 to 2000, Account Manager – Global Strategic Accounts from 1992 to 1995, Product Manager – Metallization from 1990 to 1992, Product Manager – Desmear and Full-Build Copper from 1989 to 1990, Senior Development Engineer from 1987 to 1989 and Research and Development Engineer from 1984 to 1987. Mr. D'Ambrisi joined MacDermid, Incorporated ("MacDermid") in 1984. MacDermid was acquired by the Company in October 2013. He holds a B.S. in Chemical Engineering from Lehigh University.
Michael Goralski is Executive Vice President, Head of Industrial & Specialty and Global Supply Chain of Element Solutions. Before being promoted to this role in August 2020, Mr. Goralski served as VP, Head of Global Supply Chain since April 2018. Previously, he held multiple leadership roles across the Company including VP Industrial Solutions Americas from 2015 to 2018, VP & GM North America from 2013 to 2015 and VP of Finance & Operations & Controller Americas from 2005 to 2013. Mr. Goralski joined MacDermid in 2001 as a Financial Analyst for the Electronics Division. MacDermid was acquired by the Company in October 2013. He holds a B.S. in Accounting from the University of Connecticut.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis ("CD&A") presents our overall executive compensation philosophy and the main components of our 2021 executive compensation program as it applied to our NEOs (as defined under "EXECUTIVE COMPENSATION TABLES – 2021 Summary Compensation Table" below):
The CD&A is organized as follows:

Section	Page	Section	Page

Compensation Philosophy and Objectives	25	Components of the Executive Compensation Program	30
Compensation-Related Corporate Governance	27	Employment Arrangements	42
Executive Compensation Setting Process	28	Report of the Compensation Committee	42
2021 Business Highlights
In 2021, we sought to capitalize on the strength of many of our key markets while also increase our investment in the capabilities that we believe will allow for longer-term success. To that end, we focused on strategy development and implementation and on commercial execution across both our Electronics and Industrial & Specialty portfolios. In addition, we worked on improving our operational processes to enhance planning, pricing and supply chain management and more effectively respond to changes in our markets.
Our full year 2021 financial results demonstrate the success of this strategy and the overall strength of our businesses. The macro-environment in 2021 required resilience and agility in the face of global supply chain disruptions, the continuing evolution of necessary COVID-19 pandemic safety protocols and adjustments to our ways of working, and sharply rising raw material costs. Despite these unprecedented challenges, we completed two strategic acquisitions, advanced our sustainability agenda and delivered strong financial and operating results with growth in net sales, adjusted EBITDA, adjusted EPS and free cash flow.
In 2021, we also delivered on our commitment to return capital to our stockholders. We paid cash dividends on our common stock on a quarterly basis throughout the year for a total aggregate amount of $61.9 million and resumed our share repurchases under our stock repurchase program. In November 2021, the Board increased the authorization under the program from approximately $185 million in remaining capacity to $750 million.
The compensation of our NEOs was structured in accordance with the design of our standard executive compensation program which, in 2021, took into consideration the ongoing uncertainty related to the COVID-19 pandemic and business conditions, a complex macro-economic and socio-political environment and the alignment between appropriate payout opportunities and financial results. No adjustments were made with respect to executive compensation and the metrics and targets that were originally established for our 2021 annual bonus and long-term incentive plans were maintained.
Overall, we believe the 2021 compensation of our NEOs is aligned with the Company's robust 2021 business results and commensurate with the significant scope of their roles and responsibilities, including leadership toward the Company's success in creating stockholder value.

COMPENSATION PHILOSOPHY AND OBJECTIVES
The core of our executive compensation philosophy is that rewards should be linked to achievement of financial and operating performance metrics that drive stockholder value. “Commit” is one of the “5Cs” of our culture, and we and our people take our commitments and delivering on them seriously. We design our executive compensation program and benefit policies in a way that we believe will attract, retain and reward an effective management team and key employees necessary for results that support our Company's growth and success, both operationally and strategically, and increase stockholder value.
Our executive compensation program is designed to appropriately balance short-term objectives and long-term value creation with the ultimate goal of sustainably compounding intrinsic value per share. This approach guides the design and administration of our compensation and benefits packages, for the NEOs as well as our employees in general.
When designing our executive compensation plan, we focus on elements that we believe will promote the creation of stockholder value. To this end, we believe executive compensation should be (i) aligned with the achievement of multiple financial and operational metrics, both at the Company corporate level and segment level, and (ii) tied to the drivers of stockholder return.
The table below summarizes our compensation objectives, which guide our executive compensation program, structure and decisions and support our pay-for-performance philosophy:

Compensation Objectives	Our Actions

Attract and retain an effective management team
We offer total compensation packages that consist of both compensation and benefits designed to be competitive with the market in which we operate.
We seek to retain our executives by benchmarking their compensation packages relative to companies in our Peer Group (as defined under "Market Benchmarking" below) which are of similar size, scope and complexity, and other factors deemed relevant.

Motivate and reward our executives with a focus on pay-for-performance
A meaningful portion of total executive compensation is weighted toward financial performance and is not guaranteed.
Our typical compensation package includes a mix of base salary, short-term cash incentives and long-term equity incentives based on performance and retention — the balance of our compensation elements provides direct line of sight with our objectives, motivating executives to outperform on our strategic goals. In line with our pay-for-performance compensation philosophy, when the Company outperforms or underperforms as compared to our pre-established goals, payouts can result in above or below target levels, respectively.

Create a strong financial incentive that aligns with our long-term objectives and stockholders' interests
Through a combination of appropriate performance metrics and targets, our executive officers are paid according to how the Company performs, at the corporate level and business segment level. In 2021, specific financial and performance measures used in our incentive programs included:

•Annual Bonus Plan — Adjusted EBITDA, adjusted EPS, free cash flow and individual objectives (Corporate) and adjusted EBITDA, adjusted EPS, free cash flow, organic net sales growth, gross margin, working capital and individual objectives (Segments); and

•Long-term Incentive Plan — Adjusted organic EBITDA compound annual growth ("EBITDA CAGR") and adjusted EPS.
Management considers these measures as key indicators of the Company's operating performance, key aspects of budget planning across the organization and key drivers of long-term stockholder value.

COMPENSATION-RELATED CORPORATE GOVERNANCE
To ensure continued alignment of executive compensation with Company performance and creation of stockholder value on a long-term, sustainable basis, we strive to follow best practices and strong compensation-related corporate governance policies.
Our key policies for executive compensation are set forth below:

What We Do		What We Don't Do

✓	Pay for performance with a meaningful portion of total executive compensation weighted toward financial performance and not guaranteed	●	Provide tax gross-ups for perquisites, severance or change-in-control payments
✓	Consider multiple performance metrics to encourage balanced focus	●	Guarantee pay increases or equity-based awards for executive officers
✓	Balance mixed and variable compensation as well as short- and long-term incentives	●	Allow hedging, pledging or short sales of Company stock
✓	Use multi-year vesting terms for all executive officer equity awards	●	Offer fixed-duration employment agreements to executive officers
✓	Subject annual and long-term incentive awards to clawback by the Company	●	Allow stock option repricing or exchange without stockholder approval
✓	Engage an independent compensation consultant, when considered necessary or appropriate	●	Allow liberal share recycling

EXECUTIVE COMPENSATION SETTING PROCESS
Annual Review of the Compensation Committee
The Compensation Committee is generally charged with the oversight of our executive compensation and incentive programs. In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, corporate performance measurement and our CEO performance assessment.
When making compensation decisions, with respect to our CEO or other executive officers, the Compensation Committee considers a variety of factors, including recommendations by our CEO, data from our Peer Group, the dynamics of the global specialty chemical industry in which we operate, alignment of our executive compensation program with stockholders' interests, stockholder feedback and voting guidelines of certain proxy advisory firms. The Compensation Committee also considers other factors that it may consider appropriate, including individual and Company past-year performance, the impact of acquisitions, divestitures, restructurings and/or other unusual items, expected future contributions of the executive to the Company and past equity grants.
As it deems appropriate in its sole discretion, the Compensation Committee may also retain the services of independent outside consultants to assist in the strategic review of our programs and arrangements relating to executive compensation and performance.
Consideration of the Stockholder Advisory Vote on Executive Compensation
As part of its compensation setting process, the Compensation Committee evaluates the results of the most recent advisory vote of the Company's stockholders on executive compensation, commonly known as the "Say-on-Pay" vote, and any feedback received from the Company's largest stockholders in conjunction with this vote.
At our 2021 Annual Meeting, a significant majority of our stockholders, approximately 84% of votes cast, supported the 2020 compensation of our executives. Considering this strong support for our executive compensation program, no specific component of our 2021 executive compensation program was altered on the basis of this vote. However, in 2021, the Compensation Committee had also engaged a compensation consultant for a comprehensive review and evaluation of our compensation programs and policies. As a result of this review, certain revisions were made to our executive compensation plan and director compensation program. See "CORPORATE GOVERNANCE — Compensation Committee — Role of Compensation Consultants" above and "— Recent Developments" below. In addition, some stockholders specifically encouraged the use of additional performance metrics in our long-term incentive program, which triggered the approval of cash return on investment ("CRI") as a new performance metric for our 2022 PRSUs in lieu of adjusted EPS. See "CORPORATE GOVERNANCE — Stockholder Engagement" above.
The Compensation Committee will continue to consider the views of our stockholders in connection with our executive compensation program and make adjustments based upon evolving best practices, market compensation information and changing regulatory requirements.
Market Benchmarking
We use a peer group (the "Peer Group") as a reference for our executive compensation program. The Compensation Committee believes that our Peer Group is representative of the labor market from which we recruit executive talent. Factors used to select our Peer Group include industry segment, sales, profitability, market capitalization and number of employees.
The Peer Group used in 2021 was as follows:

Peer Group
Albemarle Corporation	Ingevity Corporation
Ashland Global Holdings Inc.	Innospec Inc.
Avient Corporation	Minerals Technologies Inc.
Axalta Coating Systems Ltd.	Newmarket Corporation
The Chemours Company	Quaker Chemical Corporation
Diversey Holdings, Ltd.	RPM International Inc.
Entegris, Inc.	Sensient Technologies Corporation
H.B. Fuller Company	Stepan Company

The Compensation Committee does not believe, however, that it is appropriate to make any compensation decisions, whether regarding base salary levels or incentive pay, primarily based upon benchmarking to a peer or other representative group of companies. From time to time, such as in 2021, information from independent compensation consultants regarding pay practices at other companies is provided to the Compensation Committee as a resource for its deliberations relating to executive compensation. Such information is useful in at least two respects: first, the Compensation Committee recognizes that compensation practices must be competitive in the marketplace; and second, this marketplace information is one of the many factors that both management and the Compensation Committee consider in assessing the reasonableness and appropriateness of our executive compensation program.
Although we do not target executive compensation to any Peer Group median, we strive to provide a compensation package that is competitive in the market and that rewards each executive’s leadership and performance toward the achievement of the strategic and financial goals of the Company, thus translating to stockholder value creation.
Role of Management in Establishing Compensation
Each year, our CEO and our HR Lead evaluate the individual performance and the competitive pay positioning of senior management members who report directly to the CEO, including the NEOs. Our CEO and our HR Lead then make recommendations to the Compensation Committee regarding the target compensation, job leveling and grading for each NEO and other senior level employees of the Company. Our CEO follows the same process with regard to the target compensation of our HR Lead, without his input, and the Compensation Committee follows the same process with regard to the target compensation of our CEO, without his input.

On an annual basis, our executives, including the NEOs, set their individual performance objectives with our CEO. Each executive’s performance is reviewed throughout the year against his or her objectives. At the end of each year, our CEO conducts a final review of each executive and rates his or her performance. The performance evaluations are based on factors such as Company-wide and/or segment achievements, as applicable, and individual objectives. Individual performance is used by our CEO in consideration of individual merit-based salary increases.
The Compensation Committee also meets in executive session at which some of our executives may be present. Our CEO reviews meeting materials with the Compensation Committee chair prior to scheduled meetings. Under its charter, the Compensation Committee is required to review CEO compensation and evaluate CEO performance in light of the Company's corporate goals and objectives and to determine and approve CEO compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee considers the Company’s overall performance based on specific pre-established performance metrics, the value of similar incentive awards to chief executive officers at comparable companies, including companies within our Peer Group, and the awards granted to the Company’s CEOs in past years.

COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is intended to attract, retain and reward a high caliber of executive talent, align incentives with stockholders' interests, and support the Company's pay-for-performance philosophy. From time to time, the Compensation Committee may also approve discretionary awards to executives in connection with their initial employment or for extraordinary Company performance, a significant individual contribution to the Company’s strategic objectives or retention purposes.
Our typical compensation package includes a mix of base salary, short-term cash incentives under our annual bonus plan (the "Annual Bonus Plan") and long-term equity-based incentives under our long-term incentive program (the "LTI Program"). The types of performance goals that we use for establishing the metrics under our Annual Bonus Plan and LTI Program are the same, or more challenging, as the ones we use when setting the strategic objectives of the Company. The use of these metrics is intended to motivate behavior and executive decisions that will lead to the successful execution of the Company's growth strategy. Our executive compensation programs also align the interests of our stockholders and executives by tying compensation to the Company’s short- and long-term objectives, thus creating value for our stockholders over time.
A meaningful portion (approximately 66% on average in 2021) of our NEOs' compensation is performance-based and not guaranteed. The following table summarizes each of the primary components of executive compensation, their respective types (fixed or variable (ie., at risk and not guaranteed)), their respective primary objectives and the related actions taken in 2021 with respect to each of them:

Pay Component	Fixed or Variable	Primary Objectives	2021 Actions

Base Salary	Fixed Short-Term Cash
•To attract, retain and motivate high-quality executives to lead our complex global business with competitive salaries based on each executive's responsibilities, individual performance, internal pay equity, compensation history and potential

Effective April 1, 2021, increased base salary of each NEO to align with peer and industry pay levels and remain market competitive

In general:

•No formulaic base salary increases or guarantee of increases

•Reflects individual performance and changes in the competitive marketplace for talent

Annual Bonus Plan	Variable Short-Term Cash
•Granted annually for prior year performance to attract, retain and motivate key executives

•To reward achievement of annual financial and individual performance targets set in conjunction with annual budget process

•Each executive's annual bonus target opportunity is determined based on his/her responsibilities, individual performance and internal pay equity

Same bonus pool structure as in 2020:

•Funding of bonus pool based on adjusted EBITDA achievement at the corporate and segment levels

•Adjusted EPS, free cash flow, organic net sales growth, gross margin, working capital and individual objectives are used as performance metrics to determine bonus payouts

LTI Program	Variable Long-Term Equity Grants
•To motivate and reward efficient capital allocation, annual profitability performance, deleveraging the Company and long-term stockholder value creation

•To align executives’ interests with those of shareholders by paying 100% of the earned award in shares of our common stock

2021 LTI program consisted of:

•Performance-based restricted stock units ("PRSUs") with adjusted EBITDA CAGR and adjusted EPS as underlying performance metrics

•Time-based restricted stock units ("RSUs") vesting in 1/3 increments over three years

Considering stock price volatility and overall plan simplification, there were no stock options ("SOPs") granted in 2021

Benefits and Other Perquisites	__
•To Attract and retain executive officers with appropriate health and welfare benefits consistent with the marketplace and what is offered to our employees in general

•Convey additional value in connection with performing employment tasks
Generally consistent with 2020
Consistent with our philosophy and practice of linking the Company's business objectives and performance to executive compensation and the enhancement of stockholder value, we have placed a significant emphasis on pay “at risk,” based on the achievement of financial performance and the performance of our stock price as well as retention value.

Each of the pay components is described in further detail below:

Cash Compensation - Base Salary (Fixed)
Base salary is the only fixed portion of the NEOs' total direct compensation. This cash compensation is intended to attract, motivate and retain the quality executives we need to lead our complex global business. Base salaries are set on an annual basis to compensate executives for their leaderships and responsibilities while fostering sustained individual performance. No formulaic base salary increases or guarantee of base salary increases are provided to the NEOs. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.
In general, base salaries are initially established through arm’s-length negotiation at the time the executive officer is hired or promoted, taking into account factors such as the executive officer’s qualifications, experience and intended role at the Company. The Compensation Committee sets or increases the salary of each executive as part of its annual compensation review process. Adjustments may be decided, as appropriate, based on individual contributions, prior experience and sustained performance. From time to time, base salaries are also benchmarked against the practices of our Peer Group and other market data and reviewed in the case of promotions or other significant changes in responsibility.
Effective April 1, 2021, the Compensation Committee, after consultation with its compensation consultant, increased the base salary of each NEO to align with peer and industry pay levels and remain market competitive. The base salary earned in 2021 by each NEO is reflected in the "Salary" column of the 2021 Summary Compensation Table set forth under "EXECUTIVE COMPENSATION TABLES" below.

Cash Compensation - Annual Bonus Plan (Variable)
Our Annual Bonus Plan is a performance-based, at risk component of our NEOs' compensation. Cash bonuses are awarded annually by the Compensation Committee to provide incentives toward specific financial and operational performance targets, and reward the achievement of profitable growth, at both the corporate and segment levels. Operational performance targets are set in conjunction with the Company's annual budget process.
On an annual basis, the Compensation Committee reviews the Company's annual and long-term financial goals, operational plans, strategic initiatives and actual results for the prior year. The Compensation Committee then establishes the Annual Bonus Plan for the year, including the financial performance metrics to be used to measure Company performance, their relative weighting, the available bonus pool and, for each participating employee, including the NEOs, the Annual Bonus Plan target opportunity as a percentage of his or her current base salary. Payments under the Annual Bonus Plan are typically made in the first quarter of the year following the year in which the bonus was earned after finalization of the Company's audited consolidated financial statements.
To determine the bonus payout for the year, the Compensation Committee establishes a bonus pool factor (the "Bonus Pool Factor"), calculated as the available bonus pool at the applicable performance level (as set by the Compensation Committee) divided by the target level bonus payout in dollar terms, which can range from 0% to a maximum set by the Compensation Committee each year. To the extent the Bonus Pool Factor is greater than zero, the Compensation Committee then assesses the achievement of certain performance metrics (collectively, the "Performance Metrics") to determine corporate, segment and individual performance using a weighting formula. The Bonus Pool Factor is then applied to the results of such Performance Metrics, which results can range from 0% to 100%, and then to each individual's Annual Bonus Plan target opportunity in order to determine the actual bonus payout of such individual:

Annual Bonus Plan Formula
Bonus Pool Factor X	Performance Metrics X	Bonus Plan Target Opportunity =	Bonus Payout

2021 Annual Bonus Plan
Bonus Pool Factor and Performance Metrics
The 2021 Annual Bonus Plan was consistent in structure to the 2020 plan. The bonus pool funding was based on adjusted EBITDA achievement at various organizational levels, and bonus payouts were determined based on a series of other key financial and individual Performance Metrics. Considering the strong financial results of the Company in 2021, the Compensation Committee approved a Bonus Pool Factor of 200%, both at the consolidated corporate level and segment level. There was no minimum performance payout. The Compensation Committee and management believe that this structure appropriately balances Company-wide financial measures and business-specific performance metrics. See "— Performance Targets and Achievements" below.
During 2021, we compensated our NEOs with annual bonuses consistent with this structure without any adjustment. The maximum Bonus Pool Factor and Performance Metrics were set and measured (i) at the consolidated corporate level for our CEO, CFO and GC and (ii) at both the consolidated corporate level and segment level for our Head of Electronics and our Head of I&S (collectively, the "Segment NEOs").
The Compensation Committee approved the selection of adjusted EBITDA as the bonus pool funding metric, and each of the following Performance Metrics for the reasons below:

Reasons for Selection

Bonus Pool Factor (0-200%)
Adjusted EBITDA* Sets bonus pool funding level	•Key indicator of the Company's operating performance •Key aspect of budget planning across the organization •Aligns corporate and stockholders' interests
Performance Metrics (0-100%)
Corporate Level
Adjusted EPS*	•Key indicator of the Company's earnings power •Correlates to stockholder value creation
Free cash flow*	•Key metric used by management to assess business performance
Segment Level
Organic net sales growth*	•Key measures of commercial performance •Demonstrates the Company's ability to grow its existing businesses without consideration of acquisitions or divestiture activity
Gross margin	•Focuses commercial teams on retaining and growing high-value, profitable sales •Promotes greater focus on R&D and innovation
Working capital (as % of net sales)	•Important measure of operating cash flow generation and conversion •Aligns segment incentives with the Company's free cash flow goals
Corporate and Segment Levels
Individual objectives
•Support strategic objectives generally not captured in other Performance Metrics, many of which are outside of a one-year compensation cycle
•Focus on specific critical projects within our organization, such as our Element Strategy Development & Implementation (ESDI) milestones, which set the course for long-term performance

* For definitions of these non-GAAP financial measures, see "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement
We believe these Performance Metrics translate to stockholder value creation and are transparent to both employees and stockholders.

Each metric is individually weighted in accordance with its importance and the value its achievement is expected to bring to the Company and the Company's stockholders. The Performance Metric weightings for the 2021 Annual Bonus Plan, at the corporate and segment levels, were as follows:

	Adjusted EPS	Free Cash Flow	Organic Net Sales Growth	Gross Margin	Working Capital (as % Net Sales)	Individual Objectives	Total Weighting

All NEOs Except Segment NEOs
Corporate Weighting	50%	25%	—	—	—	25%	100%
Head of Electronics
Corporate Weighting	17%	9%	—	—	—	—	25%	100%
Segment Weighting	—	—	19%	19%	19%	19%	75%
Head of I&S
Corporate Weighting	33%	17%	—	—	—	—	50%	100%
Segment Weighting	—	—	13%	13%	13%	13%	50%
Note: Totals may not sum due to rounding
Working capital (as % of net sales) is defined as accounts receivable plus inventory less accounts payable, and is calculated as the quarterly average of net working capital divided by the trailing 12 months of net sales.
The individual objectives component rewards executives for contributions in other key areas not captured in the Performance Metrics. Individual objectives are typically tied to both leadership objectives and strategic business objectives. These objectives may be based on other quantifiable financial targets, cost saving initiatives, lean operating principles, safety and/or quality measurements. Going forward, as our ESG strategy matures, we may also consider tying individual performance to certain of our ESG objectives. Given the nature of the Company's businesses, the Compensation Committee believes this allocation of financial and personal performance provides an appropriate balance among Company's results and individual accountability.
Performance Targets and Achievements
In 2021, the Compensation Committee approved a maximum Bonus Pool Factor of 200% (stretch level) both at the consolidated corporate level and segment level. Notwithstanding our 2021 adjusted EBITDA performance achieving a level beyond the stretch level, no adjustments were made to the 2021 Bonus Plan Factor or the adjusted EBITDA performance levels.

Bonus Pool Funding Metric	Consolidated Corporate Level
	Target* (100% payout)	Stretch* (200% payout)	2021 Actual Result**

Adjusted EBITDA**	$455 million	$490 million	$525 million
*    Includes the impact of bonus expense on adjusted EBITDA
** For a definition and reconciliation of adjusted EBITDA, a non-GAAP measure, see "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement

As shown above, the achieved Bonus Pool Factor was determined by adjusted EBITDA achievement. The following table describes the 2021 sliding scale relationship between adjusted EBITDA achievement and the Bonus Pool Factor:

Adjusted EBITDA Performance	Bonus Pool Factor	Payout

Below Threshold	0%	0%
From Threshold to Target	Built linearly with adjusted EBITDA from 0% at threshold to 100% at target of $455 million	Bonus Pool Factor x Performance Metric Achievement (capped at 100%)
Above Target
Above target, adjusted EBITDA performance began to increase the Bonus Pool Factor at a level of $5 million higher than the target level, at which point the Bonus Pool Factor built linearly with adjusted EBITDA and with 40% of adjusted EBITDA contributing to the pool until the Bonus Pool Factor reached its maximum (200% at corporate and segment levels)
		Bonus Pool Factor x Performance Metric Achievement (capped at 100%)

We believe the Bonus Pool Factor determination described above properly aligns employees interests with those of our stockholders. When adjusted EBITDA is at or near plan, employees are compensated in-line with their target compensation packages. When adjusted EBITDA performance is well below plan, employee bonuses are reduced commensurately in order to variabilize operating cost and conserve earnings. When adjusted EBITDA performance is significantly above target expectations, the majority of the extra earnings accrue to equity, and employees also benefit.
The following table summarizes the 2021 performance levels of each of the corporate Performance Metrics and their 2021 actual results. In 2021, the maximum Performance Metric payout was 100% (Target level).

Performance Metrics	Threshold (50% payout)	Target (100% payout)	2021 Actual Results*

Adjusted EPS*	$1.10	$1.13	$1.38

Free cash flow*	$260 million	$270 million	$280 million

* For definitions and reconciliations of adjusted EPS and free cash flows, which are non-GAAP measures, see "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement
At the time the 2021 target levels were set for the Bonus Pool Factor and each of the corporate and segment Performance Metrics, the Compensation Committee believed these levels were ambitious based on the continued impact of the COVID-19 pandemic and other key market trends, yet reasonably attainable taking into account the Company's cost action planning and other ongoing initiatives. Segment targets are based on internal strategic business plans goals that are set annually.
In 2021, the individual objectives for our CEO, CFO and GC were tied to adjusted EPS achievement. This individual performance metric resulted in a 100% payout for these corporate level NEOs. At the segment level, for both our Head of Electronics and Head of I&S, the individual objectives were tied to the performance of their respective segment measured in terms of strategy, long-term strategic execution and quantitative deliverables. These individual goals resulted in a 100% payout for both Segment NEOs.

2021 Annual Bonus Plan Payouts
The 2021 Annual Bonus Plan payouts to our NEOs, based on the actual achievement of each of the Performance Metrics and after applying the maximum Bonus Pool Factor of 200%, are included in the "Non-Equity Incentive Plan Compensation" column of the 2021 Summary Compensation Table set forth under "EXECUTIVE COMPENSATION TABLES" below.
The Annual Bonus Plan target opportunities for each NEO in 2021 were: 100% base salary for Messrs. Gliklich, Dorman and Capps and 75% base salary for Messrs. D'Ambrisi and Goralski. In 2021, based on the Annual Bonus Plan formula indicated above, each of the NEOs received a total Annual Bonus Plan payout equivalent to the following percentage of their respective Annual Bonus Plan target opportunities: 200% for Messrs. Gliklich, Capps, Dorman and D'Ambrisi and 168% for Mr. Goralski.

Equity-Based Long-Term Incentives - LTI Program (Variable)
Our LTI Program is designed to align the financial interests of our executives with those of the Company's stockholders by rewarding the achievement of specific pre-established financial metrics over multi-year performance periods, therefore creating long-term stockholder value. The Compensation Committee believes that stockholders’ interests are best served by balancing the focus of executives’ decisions between short- and long-term measures. It also believes that providing executives with opportunities to acquire significant stakes in the Company growth incentivizes and rewards executives for sound business decisions and high-performance team environments while fostering the accomplishment of short- and long-term strategic objectives and improvement in stockholder value, all of which are essential to our ongoing success.
How Equity-Based Compensation is Determined
Annually, the Compensation Committee reviews our LTI Program to determine (i) the equity compensation mix, (ii) the vesting periods and (iii), with respect to PRSUs, the performance metrics used to encourage long-term success as well as their respective weightings and annual and cumulative targets. In addition, the Compensation Committee annually sets a LTI Program target award (in dollar value) for each NEO which reflects the total award a NEO has the opportunity to receive at the end of the applicable three-year performance period (at target level).
Awards granted under our LTI Program (the "LTI Awards") are typically granted in the first quarter of the year in connection with the Compensation Committee's other annual compensation decisions. LTI Awards may also be given from time to time during the year in connection with hiring decisions and recognition of exemplary achievement, promotions or other compensation adjustments.
All LTI Awards are granted under the Company's amended and restated 2013 incentive compensation plan (the "2013 Plan"), which was approved by the stockholders of the Company in June 2014. A maximum of 15,500,000 shares of common stock were authorized to be issued under the 2013 Plan. At December 31, 2021, a total of 4,774,051 shares of common stock had been issued, and 4,589,005 RSUs, PRSUs and SOPs were outstanding under the 2013 Plan, exclusive of 880,698 shares reserved for incremental payouts on PRSUs assuming maximum performance relative to their underlying performance metrics.
2021 LTI Program
In 2021, the Compensation Committee determined to use PRSUs and RSUs, which terms are consistent with that of PRSUs and RSUs granted to other Company employees. The Compensation Committee selected adjusted EBITDA CAGR, on a constant currency basis, and adjusted EPS as performance metrics underlying the 2021 PRSUs. The Compensation Committee believed these metrics provide a more complete understanding of the long-term profitability trends of the Company’s business, facilitate comparisons of its profitability to prior and future periods and correlate to stockholder value creation. For definitions of "adjusted EBITDA CAGR," "adjusted EPS" and constant currency, which are non-GAAP measures, see "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.
In 2021, the mix of equity-based incentive awards consisted of 67% PRSUs and 33% RSUs, with the PRSUs vesting after a three-year performance period and the RSUs vesting in 1/3 annual increments over three years. The Compensation Committee believes that commencing a new three-year cycle each year provides a regular opportunity to align goals with the Company's ongoing strategic planning process, to reflect its evolving business priorities and market factors and, when applicable, to re-evaluate long-term strategy and relevant metrics. With respect to PRSUs, to the extent that the Company's results meet the minimum or the maximum financial goals, the actual payout to the NEOs could be significantly less or more than the initial total PRSU target award, with the recipient of 2021 LTI Awards eligible to earn up to 200% of the number of PRSUs initially granted or as few as zero shares.
A description of the 2021 LTI Awards is included below:
Performance-Based Restricted Stock Units (PRSUs)
The number of PRSUs granted to an executive was determined by multiplying 67% of the total LTI Program target award of such executive by the per share value of the Company's common stock on the grant date. The number of PRSUs granted represents a target number of PRSUs that the executive has the opportunity to receive. The actual number of PRSUs awarded to the executive at the end of the applicable three-year performance period is determined based on the achievement by the Company of certain adjusted EBITDA CAGR and adjusted EPS goals.
The following table summarizes the 2021 performance levels for each of these performance metrics, and their respective weighted payout percentage:

2021 PRSU Performance Levels

Performance Metrics*	Threshold (50% payout)	Target (100% payout)	Stretch (200% payout)	Weighted Payouts

3-Year Constant Currency Adj. EBITDA CAGR	4.0%	4.5%	6.0%	50%

2023 Adjusted EPS	$1.25	$1.30	$1.36	50%

				100%

*    For definitions of adjusted EBITDA CAGR, adjusted EPS and constant currency, which are non-GAAP measures, see "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement
Holders of PRSUs have no voting or dividend rights with respect to the PRSUs they received until issuance of the vested shares. Depending on performance achievement, each 2021 PRSU represents a contingent right to receive up to 2 shares of the Company's common stock. Each 2021 PRSU also provides for the accrual of dividends equivalents, which are subject to the same vesting, payment and other terms and conditions as the PRSUs. Upon vesting, holders of the 2021 PRSUs are entitled to receive dividends (in cash for NEOs) with a value equal to the amount of dividends accrued on the shares underlying the number of PRSUs that actually vest. PRSUs may, in certain circumstances, become immediately vested as of the date of a change in control of the Company.
The number and grant date fair value of the PRSUs granted in 2021 to each NEO are listed in the "Target" column under "Estimated Future Payouts Under Equity Incentive Plan Awards" and "Grant Date Fair Value of Stock and Option Awards" of the Grants of Plan-Based Awards in 2021 table under "EXECUTIVE COMPENSATION TABLES" below.

Time-Based Restricted Stock Unit (RSUs)
The number of RSUs granted to an executive was determined by multiplying 33% of the total LTI Award for such executive by the per share value of the Company's common stock on the grant date. RSU vesting is based on the passage of time with a value directly related to the value of our common stock which promotes retention of key executives and provides direct alignment between the interests of our executives and stockholders. Each RSU represents a contingent right to receive one share of the Company's common stock and vests annually in 1/3 increments over a three-year period, subject to continuous service. Holders of RSUs have no voting rights with respect to the RSUs they received until issuance of the vested shares. Each 2021 RSU also provides for the accrual of dividends equivalents, which are subject to the same vesting, payment and other terms and conditions as the RSUs. Upon vesting, holders of the 2021 RSUs are entitled to receive dividends (in cash for NEOs) with a value equal to the amount of dividends accrued on the shares underlying the number of RSUs that actually vest. RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of the Company.
The number and grant date fair value of the 2021 RSUs granted to each NEO are listed in the columns titled "All Other Stock Awards: Number of Shares of Stock or Units" and "Grant Date Fair Value of Stock and Option Awards" of the Grants of Plan-Based Awards in 2021 table under "EXECUTIVE COMPENSATION TABLES" below.
Recent Developments
Change to our LTI Program Commencing with 2022 LTI Awards — In February 2022, the Compensation Committee revised the PRSU performance metric mix by replacing adjusted EPS with cash return on investment ("CRI") while retaining adjusted EBITDA CAGR. This change was made to achieve a balance between earnings and return on investment and effectively reward both. Management believes adjusted EPS is the best metric to measure value creation, and it remains a performance metric in our Annual Bonus Plan and in the new "stretch" executive equity grants described below. This change was also made to address stockholder feedback received during our stockholder engagement, encouraging the use of additional performance metrics other than adjusted EPS and recommending that we consider a "returns-based" metric. The Committee and management believe that CRI is a strong measure of performance and value creation. CRI is used internally to measure the performance of our businesses including acquired businesses, based on their ability to generate cash flow relative to the capital invested in them. We believe CRI is a simple metric to calculate and communicate. Furthermore, it correlates highly with business quality. We believe our approach toward improving CRI has been and will remain a key driver of our long-term performance. For a definition of "CRI," see "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.
CIC Agreement (CEO) — In February 2022, upon consultation with its compensation consultant, the Compensation Committee approved the amendment of our CEO's CIC Agreement to provide for termination cash payments equal to 3 (vs. 2) times base salary and annual cash target bonus. See "— Other Compensation-Related Practices and Policies" below.
Executive Equity Grants — In 2021, the Compensation Committee engaged Willis Towers Watson to perform a review and evaluation of the Company’s compensation programs and advise on, among other things, the structure of future short- and long-term incentives. This evaluation coincided with the expiration of the Company’s previous "stretch" incentive program established by the Board at the time of the Arysta Sale in 2019 to incentivize extraordinary achievement and promote the creation of exceptional stockholder value. Based on the analysis provided by Willis Towers Watson and the new five-year strategic "stretch" goals set by the Board, on February 15, 2022, the Compensation Committee granted to certain key executives, including certain NEOs, long-term stretch PRSUs for which vesting is subject to the achievement by the Company of an adjusted EPS performance target of $2.72 per annum by December 31, 2026, in addition to a continuous service requirement through that date. The actual number of shares earned will be determined based on the Company's total shareholder return ("TSR") during the performance period relative to the S&P Midcap 400 Index, which can result in a TSR multiplier between 0.85 and 1.15. Cash dividend equivalents accrue when and as dividends are paid on the Company's common stock. At the grant date, the outcome of achieving the performance condition was deemed improbable for purposes of FASB ASC Topic 718.

These stretch awards are designed to reward outstanding adjusted EPS results and relative TSR performance as vesting will only occur if we significantly over-achieve our corporate financial objectives, therefore promoting the creation of exceptional stockholder value. In addition, the Compensation Committee considers adjusted EPS and TSR as balanced indicators of sustained stockholder value which have historically been effective metrics for incentivizing the performance goals set by the Board. For definitions of "adjusted EPS" and "TSR," see "APPENDIX A - NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.

Benefits and Other Perquisites
We provide employees, including the NEOs, with benefits and other perquisites that are designed to assist in attracting and retaining skilled employees and to be competitive with market practice. In addition to base salary, cash awards under our Annual Bonus Plan and equity-based LTI Awards under our LTI Program, we provided and continue to provide the following executive benefit programs to our NEOs, other executives and employees in general:
Employee Savings & 401(k) Plan
Most of our domestic employees, including our NEOs, are eligible to participate in the Company's tax-qualified Employee Savings & 401(k) Plan (the "401(k) Plan"). Pursuant to the 401(k) Plan, employees may elect to contribute a portion of their current compensation to the 401(k) Plan, in an amount up to the statutorily prescribed annual limit. The 401(k) Plan provides the option for the Company to make match contributions, non-elective contribution or profit sharing contributions. Participants may also direct the investment of their 401(k) Plan accounts into several investment alternatives, including the investment into shares of our common stock.
In 2021, the Company matched 50% of the first 6% of the employee's eligible deferral. In addition, a non-elective contribution of 3% of eligible compensation of 2021 was allocated to eligible participants who were credited with at least 1,000 hours of service in the year for which the contributions are made and employed by the Company on the last day of that plan year. There were no profit sharing contributions for 2021. Effective April 1, 2022, the employee’s eligible deferral was decreased to 4% and the non-elective contribution to 2%.
Company matching and non-elective contributions allocated to each NEO under the 401(k) Plan are shown in the "All Other Compensation" column in the 2021 Summary Compensation Table under "EXECUTIVE COMPENSATION TABLES" below.
Employee Stock Purchase Plan
The Company's 2014 Employee Stock Purchase Plan (the "ESPP") was ratified by the Company’s stockholders in June 2014. The purpose of the ESPP is to provide eligible employees of the Company (or any subsidiary or affiliate that has been designated by the administrator to participate in the plan) a convenient method of becoming stockholders of the Company, encourage employees to work in the best interests of the Company's stockholders, support recruitment and retention of qualified employees, and provide employees an advantageous means of accumulating long-term investments.  We believe that employees’ participation in the ownership of our businesses is to the mutual benefit of both the employees and the Company. No NEO is currently enrolled in the ESPP.
Retirement Plans
MacDermid, Inc. Employees' Pension Plan. The Company provides retirement benefits to certain employees under its domestic defined benefit pension plan (as amended and restated, the "Pension Plan"), a non-contributory pension plan, which provides retirement benefits based upon years of service and compensation levels. The Pension Plan was frozen and closed to new participants on December 31, 2013 in connection with the acquisition by the Company of MacDermid Holdings, LLC on October 31, 2013.
Mr. D'Ambrisi and Mr. Goralski are the only NEOs grandfathered and eligible to participate in the Pension Plan. For more information, see "2021 Pension Benefits" under "EXECUTIVE COMPENSATION TABLES" below.

Other Perquisites
Other benefits, such as life insurance, paid time off, relocation expenses and matching charitable gifts are intended to provide a stable array of support to our employees, and these core benefits are provided to all employees.

Other Compensation-Related Practices and Policies
Change in Control Agreements
As further described under "EXECUTIVE COMPENSATION TABLES — Termination and Change in Control Arrangements" below, we have entered into change in control agreements (the "CIC Agreements") with each of the NEOs. The CIC Agreements contain severance provisions subject to a double-trigger provision that requires both a change in control of the Company (as defined in the CIC Agreements) and separation from service within a period from six months prior to a change in control to two years following the change in control.
In line with best practices, our CIC Agreements do not:
•have a liberal definition of change in control;
•provide termination payments or benefits without involuntary job loss or substantial diminution of duties;
•provide termination cash payments in excess of 3 (for our CEO) or 2 (for our other NEOs) times base salary and annual cash target bonus; or
•provide for tax gross-ups.
The Compensation Committee periodically reviews the form of CIC Agreement against practices of our Peer Group and industry trends, as well as the list of executives eligible for this agreement. In February 2022, after consultation with its compensation consultant, the Compensation Committee amended our CEO's CIC Agreement to provide for termination cash payments equal to 3 (vs. 2) times base salary and annual cash target bonus. Other than this change, the agreement remains substantially the same as the CIC Agreements of the other NEOs.
We believe CIC Agreements serve the best interests of the Company and our stockholders by allowing our executives to exercise sound business judgment without fear of significant economic loss in the event they lose their employment with the Company as a result of a change in control. The Compensation Committee also believes, from its experience and based upon the advice of independent compensation consultants, that such arrangements are competitive, reasonable and necessary to attract, motivate and retain key executives. The CIC Agreements do not materially affect the Compensation Committee’s annual compensation determinations, as the terms of such agreements are triggered only in connection with a change in control.
No Liberal Share Recycling
If an LTI Award is forfeited or if an SOP award expires prior to being exercised, the shares subject to that award will again become available for issuance under the 2013 Plan. However, it is our policy that shares of common stock that are issued and tendered by a participant or withheld by the Company to pay the exercise price or withholding taxes relating to the vesting, exercise or settlement of any LTI Awards do not become available for issuance again as future awards under the 2013 Plan.
Clawback Policy
Pursuant to the terms of the 2013 Plan, all awards are subject to clawback by the Company for the recapture of any benefits under any award agreement that the Compensation Committee deems necessary or appropriate.
In addition, all our LTI Award agreements include clawback provisions which allow the Company to cancel the LTI Awards, seek reimbursement of any benefit conferred under the LTI Awards, and effect any other right of recoupment of equity or other compensation, provided under the 2013 Plan or otherwise, in its discretion and/or in accordance with any Company policies that may exist from time to time.
Equity Holding Policy
To ensure strong linkage between the interests of our management team and those of our stockholders, the Compensation Committee has adopted stock ownership guidelines. Under this policy, all officers of the Company, including the NEOs and certain other employees who receive LTI Awards, are required to meet certain equity holding requirements within five years after the later of the date such person becomes an officer of the Company or such employee first receives a LTI Award.
Holding requirements include:
•CEO: 5x base salary;
•Other officers: 2x base salary.
For purposes of these stock ownership guidelines, equity includes: (i) shares of common stock beneficially owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or plans approved by the Internal Revenue Service, (ii) vested or unvested PRSUs or RSUs, and (iii) the net value, expressed in shares of our common stock, of any vested SOPs.
As of the date of this Proxy Statement, all NEOs were in compliance with this policy.
Hedging and Pledging Securities
Our Insider Trading Policy precludes all directors, executive officers and certain other designated employees from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that allow the individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the holder of these securities may no longer have the same objectives as the Company's other stockholders. In addition, directors, executive officers and certain employees may not engage in short sales of the Company's securities, and we advise our directors, executive officers and certain employees to exercise caution when opening margin accounts or pledging the Company's securities. These policies are designed to ensure compliance with our Insider Trading Policy and other applicable insider trading rules.
Use of Consultants and Other Advisors
Our Compensation Committee may retain an outside compensation and benefits consulting firm from time to time to respond directly to the Compensation Committee and its inquiries regarding management pay, compensation design and other related matters. The Compensation Committee may ask that management participate in these engagements. However, use of a particular consulting firm by the Compensation Committee does not preclude management from hiring a different consulting firm.
In 2021, the Compensation Committee engaged Willis Towers Watson to conduct a comprehensive review and evaluation of our compensation programs and policies. See "CORPORATE GOVERNANCE — Compensation Committee — Role of Compensation Consultants" above.
Tax Considerations
Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for performance-based compensation in excess of $1 million paid in any given year to certain current and former executives (although there was historically an exception to this $1 million annual limitation for such compensation meeting certain performance based requirements). As a result, we generally expect the deduction of compensation payable to our NEOs in excess of $1 million per person in a year to be limited.
The Compensation Committee continues to closely align executive pay with performance, regardless of the performance-based deduction being disallowed under Section 162(m). However, considering the highly competitive market for talent in our industry, the Committee reserves the right to modify compensation that was initially designed to benefit from the Section 162(m) performance-based exception if it determines that such modifications are consistent with our business needs. In addition, the Committee may award compensation in the future that is not fully deductible under Section 162(m) to attract, motivate and retain successful executives while promoting the Company's objectives and creating higher stockholder value.

EMPLOYMENT ARRANGEMENTS
None of the NEOs is a party to an employment agreement. Their respective total direct compensation is approved by the Compensation Committee and generally determined by the compensation plans in which they participate or other arrangements as described above and in "Potential Payments upon Termination or Change in Control" under "EXECUTIVE COMPENSATION TABLES" below. In addition, their respective base salary is reviewed, determined and approved on an annual basis by the Compensation Committee.
The Company has entered into its standard form of CIC Agreement with executives since 2016 and each of the NEOs has entered into a CIC Agreement in connection with their respective appointment as an executive officer of the Company. The CIC Agreement governs the payments to be received by each of them upon a change in control (as defined in the CIC Agreements). In February 2022, Mr. Gliklich's CIC Agreement was revised by amending the applicable termination factor from 2 to 3 which is further aligned with a level typically seen for chief executive officers in this type of agreements within our industry. See "EXECUTIVE COMPENSATION TABLES — Termination and Change in Control Arrangements" below.
Our Certificate of Incorporation and our Amended and Restated By-Laws provide that we will indemnify, to the fullest extent permitted by applicable law, any of our officers, including each NEOs, against any and all costs, expenses or liabilities incurred by them by reason of being or having been an officer of the Company.

REPORT OF THE COMPENSATION COMMITTEE
The information contained in this Report of the Compensation Committee shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC under the Securities Act or the Exchange Act.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis (CD&A) be included in this Proxy Statement.
The Compensation Committee
Christopher T. Fraser, Chair
Ian G.H. Ashken
Michael F. Goss

EXECUTIVE COMPENSATION TABLES

2021 Summary Compensation Table
The following summary compensation table sets forth the annual and long-term compensation of our CEO, CFO and each of our three other executive officers whose annual salary and bonus exceeded $100,000 in 2021 (collectively, the "NEOs"):

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)

Benjamin Gliklich CEO	2021	846,250	—	2,492,919	—	1,750,000	—	18,480	5,107,649
	2020	699,080	—	678,332	333,301	1,140,000	—	18,180	2,868,893
	2019	704,980	1,100,000	666,667	333,338	480,000	—	46,990	3,331,975

Carey J. Dorman CFO	2021	425,160	—	573,379	—	880,000	—	18,480	1,897,019
	2020	362,520	—	288,292	141,654	428,200	—	18,180	1,238,846
	2019	350,000	166,667	283,342	141,668	180,000	—	26,769	1,148,446

John E. Capps GC	2021	540,750	—	598,311	—	1,090,000	—	18,480	2,247,541
	2020	502,880	—	356,132	174,983	792,000	—	18,180	1,844,175
	2019	520,200	833,333	350,009	175,002	332,928	—	17,880	2,229,352

Joseph J. D'Ambrisi(2) Head of Electronics	2021	432,085	—	523,516	—	652,500	(18,236)	18,480	1,608,345
	2020	403,200	—	406,982	—	353,290	171,702	18,180	1,353,354
	2019

Michael Goralski(2) Head of I&S	2021	406,250	—	398,874	—	517,152	(7,193)	18,480	1,333,563
	2020	354,550	—	203,498	—	302,005	58,737	18,180	936,970
	2019

(1)    Reflects increased base salary rates, effective April 1, 2021, for Messrs. Gliklich ($875,000), Dorman ($440,000), Capps ($545,000), D'Ambrisi ($435,00) and Goralski ($410,000).
(2)    Messrs. D'Ambrisi and Goralski were not named executive officers in 2019.
(3)    The amounts in this column represented one-off cash transaction bonuses related to the Arysta Sale.
(4)     The amounts in this column represent the aggregate grant date fair value of equity awards granted during each respective year computed in accordance with FASB ASC Topic 718. For details on and assumption used in calculating the grant date fair value of the RSUs and PRSUs, see Note 9, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2021 Annual Report, our annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 25, 2021 and our annual report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 28, 2020. The grant date fair value attributable to the PRSUs pertains to the 100% target level of these awards payable in shares of the Company's common stock and assumes that the performance conditions are satisfied based on the probable outcome of such conditions. The maximum grant date potential values for the 2021 PRSU awards to Messrs. Gliklich, Dorman, Capps, D'Ambrisi and Goralski are $3,323,893, $764,506, $797,748, $698,021 and $531,809, respectively (although the value of the actual payout would be dependent upon the price of the Company's common stock and accrued dividend equivalents at the time of the payout).

(5)    The amounts in this column reflect the aggregate grant date fair value of SOPs granted in 2020 and 2019 under the 2013 Plan calculated in accordance with FASB ASC Topic 718. There were no SOPs granted in 2021. For details on and assumption used in calculating these amounts, see Note 9, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 25, 2021 and our annual report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 28, 2020.
(6)    The amounts reported in this column reflect annual cash incentive awards earned under the Annual Bonus Plan in 2021, 2020 and 2019. Payments under this program are typically made in the first quarter of the year following the year in which the bonus was earned after finalization of the Company's audited consolidated financial statements. See "COMPENSATION DISCUSSION AND ANALYSIS — Components of the Executive Compensation Program — Cash Compensation — Annual Bonus Plan (Variable)" above.
(7)    This column shows the change in pension value under the Pension Plan as shown in the 2021 Pension Benefits table below from December 31, 2019 to December 31, 2020 and from December 31, 2020 to December 31, 2021, calculated using ASC 715 disclosure assumptions for year-end 2021. These assumptions include changes in value due to changes in discount rates, mortality assumptions, retirement age assumptions, and additional pay accruals. Service accruals for the Pension Plan, as well as pay accruals for the Pension Plan, ended on December 31, 2013 due to the plan freeze. Messrs. D'Ambrisi and Goralski are the only NEOs eligible to participate in the Pension Plan. The total benefit value in 2021 for Mr. D'ambrisi and Mr. Goralski decreased by $18,236 and $7,193, respectively. For more information, see "— 2021 Pension Benefits" below.
(8)    These amounts in 2021 consist of: Company-sponsored life insurance: $1,080 for each NEO; and Company contribution to the 401(k) Plan: $17,400 for each NEO. Company contributions to the 401(k) Plan for each NEO represent the aggregate match and non-elective contributions made by the Company to each NEO in 2021. Non-elective contributions of 3% of eligible compensation may be allocated to eligible participants who were credited with at least 1,000 hours of service in the year. For 2021, the Company contributed $8,700 as non-elective contribution of 3% of eligible compensation to each NEO.
Pay Ratio
For 2021, we estimate the pay ratio of the annual total compensation of our CEO ($5,107,649 as reported in the 2021 Summary Compensation Table above) to the annual total compensation of our median employee ($53,279) to be approximately 96 to 1. We believe this ratio represents a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.
There has been no material changes to the Company's employee population or compensation arrangements from last year; therefore the same median employee selected in 2019 was used for the calculation of the 2021 pay ratio as permitted by the SEC rules. Also as permitted by the rules, 812 employees were omitted from this year's calculation, corresponding to employees added to our workforce through acquisitions during 2021.
In 2019, the median employee was identified by examining our total employee population at December 31, 2019 of 4,323 full-time and part-time employees, contractors and consultants, excluding our CEO, consultants who were not paid directly by the Company and employees from certain foreign jurisdictions representing in aggregate less than 5% of our employee base whose compensation was not considered representative of our global workforce.* We then used base salary, incentive compensation (including Annual Bonus Plan target awards and LTI Awards) and other incentive payments to determine the median employee. We did not make any cost-of-living or other adjustments. Foreign exchange rates were translated to their U.S. dollar equivalent based on rates at December 31, 2019.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

* These countries and their approximate headcounts at December 31, 2019 were: Australia (12), Austria (1), Belgium (16), Canada (6), Colombia (1), Czech Republic (6), India (135), Philippines (4), Poland (8), Portugal (3), Slovakia (4), Sweden (8), Switzerland (2) and Vietnam (10) for a total of 216 non-U.S. employees. At December 31, 2019, using the methodology required by the SEC rules, we had approximately 1,070 U.S. employees and approximately 3,469 employees in other countries, for a total of approximately 4,539 employees globally factored into the sample before the country exclusions listed above.
Grants of Plan-Based Awards in 2021
The following table sets forth the cash bonus under the Annual Bonus Plan and the equity LTI Awards granted in 2021 to each of the NEOs with the aggregate grant date fair value of each grant disclosed on a grant-by-grant basis. For more information about our 2021 Annual Bonus Plan and LTI Program, see "Cash Compensation — Annual Bonus Plan (Variable)" and "Equity-Based Long-Term Incentives — LTI Program (Variable)" under "COMPENSATION DISCUSSION AND ANALYSIS — Components of the Executive Compensation Program" above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)

	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Benjamin Gliklich	Bonus	—	—	875,000	1,750,000	—	—	—	—	—	—	—
	PRSUs	2/17/21	—	—	—	47,295	94,590	189,180	—	—	—	1,661,946
	RSUs	2/17/21	—	—	—	—	—	—	47,295	—	—	830,973

Carey J. Dorman	Bonus	—	—	440,000	880,000	—	—	—	—	—	—	—
	PRSUs	2/17/21	—	—	—	10,878	21,756	43,512	—	—	—	382,253
	RSUs	2/17/21	—	—	—	—	—	—	10,878	—	—	191,126

John E. Capps	Bonus	—	—	545,000	1,090,000	—	—	—	—	—	—	—
	PRSUs	2/17/21	—	—	—	11,351	22,702	45,404	—	—	—	398,874
	RSUs	2/17/21	—	—	—	—	—	—	11,351	—	—	199,437

Joseph J. D'Ambrisi	Bonus	—	—	326,250	652,500	—	—	—	—	—	—	—
	PRSUs	2/17/21	—	—	—	9,932	19,864	39,728	—	—	—	349,011
	RSUs	2/17/21	—	—	—	—	—	—	9,932	—	—	174,505

Michael Goralski	Bonus	—	—	307,500	615,000	—	—	—	—	—	—	—
	PRSUs	2/17/21	—	—	—	7,567	15,134	30,268	—	—	—	265,904
	RSUs	2/17/21	—	—	—	—	—	—	7,568	—	—	132,970

(1)    Amounts shown represent the payouts under the Annual Bonus Plan for 2021 at each payout level based on base salary rates in effect as of December 31, 2021. Depending on the Bonus Pool Factor and achievement of each of the Performance Metrics, each NEO had the opportunity to earn up to 200% of his Annual Bonus Plan target opportunity, which was 100% of their respective base salary for Messrs. Gliklich, Dorman and Capps and 75% of their respective base salary for Messrs. D'Ambrisi and Goralski. The actual payouts for 2021 can be found in the "Non-Equity Incentive Plan Compensation" column of the 2021 Summary Compensation Table above. For more information about our Annual Bonus Plan, see "COMPENSATION DISCUSSION AND ANALYSIS — Components of the Executive Compensation Program - Cash Compensation - Annual Bonus Plan (Variable)" above.
(2) Amounts shown in the "Target" column are the number of PRSUs granted in 2021 under the 2013 Plan if Adjusted EBITDA CAGR and adjusted EPS each achieves their target goals of 4.5% and $1.30, respectively. The "Threshold" column (50% of Target) corresponds to the number of PRSUs earned if adjusted EBITDA CAGR and adjusted EPS each achieves their threshold goals of 4.0% and $1.25, respectively. The "Maximum" column (200% of Target) corresponds to the number of PRSUs earned if adjusted EBITDA CAGR and adjusted EPS each achieves their stretch goals of 6.0% and $1.36, respectively. For additional information about the

2021 PRSU awards, see "Components of the Executive Compensation Program — Equity-Based Long-Term Incentives — LTI Program (Variable)" in "COMPENSATION DISCUSSION AND ANALYSIS" above.
(3)    The amounts in this column represent the grant date fair value of the LTI Awards granted to the NEOs in 2021, calculated in accordance with FASB ASC Topic 718. The grant date fair value of PRSU awards pertains to the 100% target portion of these awards payable in shares of the Company's common stock and assumes that the performance conditions are satisfied based on the probable outcome of such conditions. The NEOs are also entitled to an accrual of dividend equivalents with a value equal to the cash amount of dividends accrued on the shares underlying the number of PRSUs or RSUs that actually vest. For further details on and assumption used in calculating the grant date fair value of LTI Awards, see Note 9, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2021 Annual Report.
Outstanding Equity Awards at Year End
The following table summarizes information regarding the outstanding PRSUs, RSUs and SOPs held by each NEO at December 31, 2021:

						Stock Awards(1)
		Option Awards(1)				Time-Based RSUs		Performance-Based RSUs
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Award: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Benjamin Gliklich	2/17/21	—	—	—	—	—	—	94,590	2,296,645
	2/17/21	—	—	—	—	47,295	1,148,323	—	—
	2/19/20	—	—	—	—	—	—	55,374	1,344,481
	2/19/20	24,856	49,708	12.25	2/19/30	—	—	—	—
	2/20/19	—	—	—	—	—	—	58,789	1,427,397
	2/20/19	42,819	21,408	11.34	2/20/29	—	—	—	—
	1/30/19	—	—	—	—	—	—	909,091	22,072,729
	2/21/17	21,695	—	13.30	2/21/27	—	—	—	—
	3/16/16	20,637	—	7.95	3/16/26	—	—	—	—
Carey J. Dorman	2/17/21	—	—	—	—	—	—	21,756	528,236
	2/17/21	—	—	—	—	10,878	264,118	—	—
	7/14/20	—	—	—	—	—	—	68,182	1,655,459
	2/19/20	—	—	—	—	—	—	23,534	571,406
	2/19/20	10,565	21,125	12.25	2/19/30	—	—	—	—
	3/15/19	—	—	—	—	—	—	17,312	420,335
	3/15/19	12,921	6,459	10.59	3/15/29	—	—	—	—
	3/12/19	—	—	—	—	—	—	113,637	2,759,106
	2/20/19	—	—	—	—	—	—	8,819	214,125
	2/20/19	6,424	3,210	11.34	2/20/29	—	—	—	—
John E. Capps	2/17/21	—	—	—	—	—	—	22,702	551,205
	2/17/21	—	—	—	—	11,351	275,602	—	—
	2/19/20	—	—	—	—	—	—	29,072	705,868
	2/19/20	13,050	26,096	12.25	2/19/30	—	—	—	—
	2/20/19	—	—	—	—	—	—	30,865	749,402
	2/20/19	22,480	11,239	11.34	2/20/29	—	—	—	—
	1/30/19	—	—	—	—	—	—	227,273	5,518,188
	2/21/17	21,695	—	13.30	2/21/27	—	—	—	—
	5/31/16	25,615	—	9.52	5/31/26	—	—	—	—

						Stock Awards(1)
		Option Awards(1)				Time-Based RSUs		Performance-Based RSUs
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Award: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Joseph J. D'Ambrisi	2/17/21	—	—	—	—	—	—	19,864	482,298
	2/17/21	—	—	—	—	9,932	241,149	—	—
	7/14/20	—	—	—	—	—	—	181,818	4,414,541
	2/19/20	—	—	—	—	—	—	22,148	537,753
	2/19/20	—	—	—	—	7,383	179,259	—	—
	2/20/19	—	—	—	—	—	—	17,637	428,226
	2/20/19	—	—	—	—	2,939	71,359	—	—
Michael Goralski	2/17/21	—	—	—	—	—	—	15,134	367,454
	2/17/21	—	—	—	—	7,568	183,751	—	—
	7/14/20	—	—	—	—	—	—	181,818	4,414,541
	2/19/20	—	—	—	—	—	—	11,074	268,877
	2/19/20	—	—	—	—	3,691	89,617	—	—
	2/20/19	—	—	—	—	—	—	8,818	214,101
	2/20/19	—	—	—	—	1,469	35,667	—	—
(1) LTI Awards become exercisable or vested in accordance with the equity award vesting summary set forth below, subject to the satisfaction of the applicable performance conditions (in the case of PRSUs) and accelerated vesting in certain circumstances. See "Components of the Executive Compensation Program — Equity-Based Long-Term Incentives — LTI Program (Variable)" in "COMPENSATION DISCUSSION AND ANALYSIS" above.
(2) This column reflects the market value at December 31, 2021 of the unvested outstanding RSUs determined by multiplying the number of shares underlying the RSUs by $24.28, the closing price of the Company's common stock on December 31, 2021.
(3) This column reflects the market value at December 31, 2021 of the unvested outstanding PRSUs assuming achievement of a 100% target payout. The market value is determined by multiplying the number of shares underlying the PRSUs at target level by $24.28, the closing price of the Company's common stock on December 31, 2021.
Equity award vesting summary for outstanding LTI Awards at December 31, 2021:

Equity Award Vesting Summary
PRSUs	Grant Date	Eligible for vesting on/at:
	2/17/2021	December 31, 2023 (adjusted EBITDA CAGR and adjusted EPS)
	7/14/2020	End of any year ending on or before December 31, 2022 (adjusted EPS)*
	2/19/2020	December 31, 2022 (adjusted EBITDA CAGR and adjusted EPS)
	3/15/2019	December 31, 2021 (adjusted EBITDA CAGR and adjusted EPS)
	3/12/2019	End of any year ending on or before December 31, 2022 (adjusted EPS)*
	2/20/2019	December 31, 2021 (adjusted EBITDA CAGR and adjusted EPS)
	1/30/2019	End of any year ending on or before December 31, 2022 (adjusted EPS)*
* These key executives long stretch awards vested in February 2022 upon achievement by the Company of an adjusted EPS target of $1.36 per share, or one year ahead of the 3-year vesting end date

Equity Award Vesting Summary
RSUs	Service Period	One-third vested/vests on:
	2/17/2021	Feb. 17, 2022; Feb. 17, 2023 and Feb. 17, 2024
	2/19/2020	Feb. 19, 2021; Feb. 19, 2022 and Feb. 19, 2023
	2/20/2019	Feb. 20, 2020; Feb. 20, 2021 and Feb. 20, 2022
SOPs	Grant Date	One-third vested/vests on:
	2/19/2020	Feb. 19, 2021; Feb. 19, 2022 and Feb. 19, 2023
	3/15/2019	March 15, 2020; March 15, 2021 and March 15, 2022
	2/20/2019	Feb. 20, 2020; Feb. 20, 2021 and Feb. 20, 2022
	2/21/2017	Feb. 21, 2018; Feb. 21, 2019 and Feb. 21, 2020
	5/31/2016	May 31, 2017; May 31, 2018 and May 31, 2019
	3/16/2016	March 16, 2017; March 16, 2018 and March 16, 2019
Option Exercises and Stock Vested in 2021
The following table summarizes information regarding the value realized by the NEOs, on a pre-tax basis, on the exercise of SOPs and/or vesting of stock awards during 2021:

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Award Type(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Benjamin Gliklich	—	—	RSUs	5,690	100,599
Carey J. Dorman	—	—	RSUs	1,084	19,165
John E. Capps	—	—	RSUs	5,690	100,599
Joseph J. D'Ambrisi	—	—	RSUs	2,710	47,913
	—	—	RSUs	3,692	65,275
	—	—	RSUs	2,940	51,979
Michael Goralski	—	—	RSUs	1,847	32,655
	—	—	RSUs	813	14,374
	—	—	RSUs	1,470	25,990
(1) In 2020, despite the COVID-19-related challenges, the Compensation Committee did not make any adjustments to outstanding LTI Program awards or any performance metrics underlying such awards for any of our NEOs. As a result, the 2018 PRSUs did not vest in 2021 as the Company did not achieve the performance targets pre-established under these grants.
(2)    RSUs granted in 2020, 2019 and 2018 of which a 1/3 increment vested on 2/19/2021. The value realized, presented on a pre-tax basis, is based on the closing stock price per share on the vesting date ($17.68).
Termination and Change in Control Arrangements
The Company has entered into its standard form of CIC Agreement with executives since 2016 and each of the NEOs has entered into a CIC Agreement in connection with their respective appointment as an executive officer of the Company. In February 2022, upon consultation with its compensation consultant, the Compensation Committee approved the amendment of our CEO's CIC Agreement to provide for termination cash payments equal to 3 (vs. 2) times base salary and annual cash target bonus.
The CIC Agreements state that a "change in control" will be deemed to have occurred generally when (i) any person becomes the beneficial owner, directly or indirectly, of more than 30% of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the Company's voting securities; (ii) any person becomes the beneficial owner, directly or indirectly, of more than 50% of the voting securities of the surviving entity following a reorganization, merger, share exchange or consolidation; or (iii) the Company is liquidated or sells all or substantially all of its assets; in each case subject to exceptions.
The CIC Agreements contain severance provisions subject to a double-trigger provision that requires both a change in control of the Company and separation from service of the executive. Pursuant to such provisions, if a change in control occurs and the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason, in each case during the six months prior to or within two years following the change in control, the executive will be entitled to receive, subject to the signing of a general release of claims and compliance with restrictive covenants, a lump sum termination cash payment equal to 3 (for our CEO) or 2 (for our other NEOs), multiplied by each of the executive’s base salary and target bonus as of the date of termination of the executive's employment or, if higher, the base salary and/or target bonus in effect immediately prior to the occurrence of the condition giving rise to good reason. The CIC Agreements do not provide for any excise tax gross-up.
In connection with the termination payments described under "— Potential Payments upon Termination or Change in Control" below, the CIC Agreements require that executives agree to protect any Company's confidential information acquired in connection with or as a result of their services for the Company and not to compete against the Company during their employment with the Company and for a period of 18 months following termination of employment. Pursuant to the terms of the CIC Agreements, a breach by any executive of the non-disclosure or non-compete provisions would relieve the Company of its obligation to make, and/or require the executive to repay, certain termination payments.
Granting of any CIC Agreement requires advance approval of the Compensation Committee.
Potential Payments upon Termination or Change in Control
The following table shows the compensation payable to each NEO if the triggering events described in the headings of the table had occurred on December 31, 2021.
The description below provides only estimates of the compensation that would be provided to each NEO upon their termination of employment. In the event of a separation from the Company, any actual amounts would be determined based on the facts and circumstances that exist at that time. The amounts are in addition to vested or accumulated benefits under the Pension Plan, if applicable, benefits paid by insurance providers under life and disability insurance policies, and benefits generally available to the Company's U.S. salaried employees, such as vested or accumulated benefits under the Company-sponsored life insurance, 401(k) Plan and accrued vacation.
Unless stated otherwise, the LTI Awards valuation shown in the table below has been determined by multiplying the number of shares underlying any unvested PRSUs (assuming achievement of a 100% target payout) and RSUs at December 31, 2021 by $24.28 per share, the closing price of the Company's common stock on December 31, 2021.

	Potential Payments upon Termination or Change in Control(1)
	Termination Without Cause or for Good Reason(2)				Termination Without Cause or for Good Reason Within 6 Months Prior to or 2 Years Following a Change in Control(3)
Name	Salary ($)	Bonus ($)	LTI Awards Valuation ($)	Total ($)	Salary ($)	Bonus ($)	LTI Awards Valuation ($)(4)	Total ($)
Benjamin Gliklich	—	—	—	—	1,750,000	1,750,000	29,164,582	32,664,582
Carey J. Dorman	—	—	—	—	880,000	880,000	6,796,880	8,556,880
John E. Capps	—	—	—	—	1,090,000	1,090,000	8,259,633	10,439,633
Joseph J. D'Ambrisi	8,365	—	—	8,365	870,000	652,500	6,354,585	7,877,085
Michael Goralski	7,885	—	—	7,885	820,000	615,000	5,574,008	7,009,008
(1) In accordance with SEC regulations, the total amounts in this table do not include any amount to be provided to a NEO under any arrangement which does not discriminate in scope, terms or operation and which are available generally to all salaried employees. These benefits are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination and the right to elect continued health coverage pursuant to COBRA).
(2)    With respect to Messrs. D'Ambrisi and Goralski, reflects standard terms of legacy employee agreements which provide for the payment of one week of severance pay if employment is terminated without cause (based upon the employee's base salary at the time of the termination) in exchange for the employee's agreement to confidentiality and non-compete provisions as well as provisions relating to the ownership of intellectual property rights, during employment and for a period of 12 months after termination.
(3)    Reflects the terms of the CIC Agreements as of December 31, 2021. See "— Termination and Change in Control Arrangements" above for more information.
(4)    This column includes the value of unvested RSUs, PRSUs and SOPs that would be accelerated and become vested or exercisable upon termination under the CIC Agreements or the 2013 Plan, as applicable, at the discretion of the Compensation Committee. These LTI Awards are shown in the "Outstanding Equity Awards at Year End" table included above. For disclosure purposes only, it was assumed that 100% of any applicable target was achieved for all PRSUs as of December 31, 2021. The value for PRSUs and RSUs was calculated using the $24.28 closing price per share of the Company's common stock on December 31, 2021. The value of each SOPs was calculated using the $24.28 closing price on December 31, 2021, less the per share SOP exercise price, multiplied by the gross number of shares underlying the total number of "in-the-money" SOPs accelerated and deemed exercised (assuming the successor company did not assume or substitute for these SOPs). All SOP awards were "in-the-money" at December 31, 2021. The difference between the 2016 SOP exercise price and the $24.28 closing price represents a spread of $16.33 per SOP for the 2016 SOP awards to Mr. Gliklich, and $14.76 for the 2016 SOP award to Mr. Capps. The difference between the 2017 SOP exercise price and the $24.28 closing price represents a spread of $10.98 per SOP for the 2017 SOP awards to Messrs. Gliklich and Capps. The difference between the 2019 SOP exercise price and the $24.28 closing price represents a spread of $12.94 per SOP for the 2/20/19 SOP awards to Messrs. Gliklich, Dorman and Capps, and $13.69 for the 3/15/2019 SOP award to Mr. Dorman.
Post-Employment Payments
Unless otherwise provided in any applicable employment agreements, employment arrangements, CIC Agreements or LTI Awards agreements, the following is a description of potential post-employment payments relating to outstanding LTI Awards:

PRSU Awards
Except under certain circumstances in the event of a change in control of the Company (as defined in the 2013 Plan), if a recipient’s employment is terminated for any reason prior to (i) the end of the applicable performance period or (ii) a change in control of the Company, then all PRSUs previously granted to such recipient and not vested, as well as any dividends accrued on such unvested PRSUs, will be forfeited immediately upon such termination of continuous service without any payment to the recipient. If a recipient is employed by a subsidiary of the Company that ceases to be a wholly-owned subsidiary of the Company, such recipient's continuous service will be deemed terminated at the time such subsidiary ceases to be a wholly-owned subsidiary of the Company.
RSU Awards
Except under certain circumstances in the event of a change in control of the Company (as defined in the 2013 Plan), if a recipient’s employment is terminated for any reason prior to the earlier of (i) the applicable RSU vesting date or (ii) a change in control of the Company, then all RSUs previously granted to such recipient and not vested, as well as any dividends accrued on such unvested RSUs, will be forfeited immediately upon such termination of continuous service without any payment to the recipient. If a recipient is employed by a subsidiary of the Company that ceases to be a wholly-owned subsidiary of the Company, such recipient's continuous service will be deemed terminated at the time such subsidiary ceases to be a wholly-owned subsidiary of the Company.
SOP Awards
To the extent not previously cancelled, exercised or terminated under the circumstances described below, SOP awards terminate immediately in the event of the liquidation or dissolution of the Company, or any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive or the shares of common stock underlying such award are exchanged for or converted into securities issued by a successor or acquiring entity, or an affiliate of such successor or acquiring entity, unless the successor or acquiring entity, or its affiliate, assumes such SOP awards or substitutes an equivalent option or right pursuant to the 2013 Plan. The Compensation Committee may also, in its sole discretion and by written notice, cancel any SOP award (or portion thereof) that remains unexercised as of the date of a change in control (as defined in the 2013 Plan).
Termination Without Cause or Retirement
The participant may exercise the vested, unexercised portion of an SOP award at any time for 6 months after the date of termination in the case of termination of employment by us without cause.
"Cause," as defined in the 2013 Plan, means (i) the failure by a participant to perform, in a reasonable manner, his or her duties with us, (ii) any violation or breach by a participant of his or her employment, consulting or other similar agreement with us, if any, (iii) any violation or breach by a participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with us, (iv) any act by a participant of dishonesty or bad faith with respect to us, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects a participant’s work performance, or (vi) the commission by a participant of any act, misdemeanor, or crime reflecting unfavorably upon the participant or us. The good faith determination by the Compensation Committee of whether a participant’s continuous service was terminated by the Company for "Cause" shall be final and binding for all purposes.
Termination due to Death or Disability
If employment is terminated because of death or disability during employment, SOP awards granted under the 2013 Plan may be exercised by the participant or by his or her personal representative at any time during the 12-month period after the date of death or disability.

"Disability" means that the participant is permanently and totally disabled as provided in Section 422(c)(6) of the Internal Revenue Code, which ascribes disability to a person when he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
Termination for Cause or Voluntary Termination
If an employee is terminated by the Company for cause or voluntarily terminates employment with the Company for any reason other than retirement, disability or death, any unexercised portion of any SOP award granted to the employee will terminate with his or her termination of employment.
2021 Pension Benefits
The Company's Pension Plan was frozen as of December 31, 2013 which means that future retirement service benefits are no longer accrued under this plan. Prior to December 31, 2013, the Pension Plan covered essentially all U.S. employees after one year of service. As a qualified plan, it was subject to maximum pay and benefit limits of the Internal Revenue Code.
Mr. D'Ambrisi and Mr. Goralski are the only NEOs eligible to participate in the Pension Plan. The following table shows the actuarial present value of their respective accumulated benefits under the plan, calculated as of December 31, 2021:

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefits ($)(2)	Payment During Last Fiscal Year ($)

Joseph J. D'Ambrisi	Pension Plan	29.8	1,829,694	—
Michael Goralski	Pension Plan	12.8	734,472	—

(1)    The number of actual years of service of Mr. D'Ambrisi and Mr. Goralski is higher, but the number of years credited service above is limited to the lesser of 30 years and the number of years of service as of the December 31, 2013 freeze.
(2)    These amounts were calculated as of December 31, 2021, using assumptions consistent with those used in the Company’s Consolidated Financial Statements for the year ended December 31, 2021. See Note 13, Pension, Post-Retirement and Post-Employment Plans, to the Consolidated Financial Statements included in our 2021 Annual Report for a description of these assumptions. The Pri-2012 Private Plans, Amounts-Weighted, Retirees Mortality generationally projected using MP-2021 mortality tables are used for the Pension Plan. For 2021, the discount rate was 2.85%. The present value of accumulated benefits under the Pension Plan is calculated based on single life annuities payable at the earliest unreduced retirement age (age 60 or current age at measurement, if later, for benefit “A” and age 65 for benefit “B”). This information assumes Messrs. D'Ambrisi and Goralski will not terminate, become disabled, die or retire prior to their assumed retirement age. All results shown are estimates only, actual benefits will be based on data, compensation and service at time of retirement.
The following is a more detailed description of the Pension Plan:
The Pension Plan is a tax qualified retirement plan that provides retirement benefits to eligible participants who terminate employment or retire from the Company after meeting certain eligibility requirements. The Pension Plan benefits are based on a participant's number of years of credited service as of December 31, 2013, the freeze date of the plan (the "Freeze Date"), and such participant's average monthly compensation, which is determined as 1/60 of his or her average compensation for the five consecutive years during which the participant received the highest compensation, within the past 10 years of the participant's credited service. For purposes of the Pension Plan, a participant's compensation is defined as total compensation from the Company for the plan year which includes overtime, commissions and bonuses.
The normal retirement age under the Pension Plan at which a participant may receive an unreduced normal retirement benefit is age 60 for benefit "A" and 65 for benefit "B." Participants who complete five or more years of service with the Company may elect to receive an early retirement benefit following attainment of age 55. With respect to a "normal or late retirement," the formula used to calculate a participant's monthly pension benefit is (i) 1.50% of his or her average monthly compensation (reduced by 0.45% of the lesser of his or her monthly covered compensation and average monthly compensation) determined as of the Freeze Date (or the actual measurement date in the case of grandfathered participants, such as Mr. D'Ambrisi and Mr. Goralski), multiplied by his or her years of credited service prior to the Freeze Date, to a maximum of 30 years, less the balance of his or her accounts, if any, converted to a life annuity under certain profit sharing plans of the Company. If a participant retires "early" and choose to begin receiving benefits before his or her normal retirement age, his or her benefit is reduced. The formula used is the sum of the monthly amount that such participant would receive if the participant retired as of the Freeze Date, plus the monthly amount such participant would be entitled to beginning at age 65 through the Freeze Date (or the actual retirement date in the case of grandfathered participants, such as Mr. D'Ambrisi and Mr. Goralski), reduced by (i) 1/3% for each month by which the participant accelerates benefit commencement (i.e., 6% per year) between age 60 and 65, and (ii) an additional 1/3% for each month (i.e., 4% per year) between age 55 and 60 by which the participant accelerates benefit commencement. Mr. D'Ambrisi is eligible to elect to receive an early retirement benefit.
Participants are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may also earn increased pension benefits by working additional years which the Company may consider on a case-by-case basis.
2021 Non-Qualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plan or arrangements in which any of the NEOs is entitled to participate.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information at December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity Compensation Plans approved by security holders:
2013 Plan	5,469,703	(1)	$11.60	(2)	5,256,246
ESPP	—		—		4,407,840
Equity Compensation Plans not approved by stockholders:
None	—		—		—
Other:
None	—		—		—
Total	5,469,703		$11.60		9,664,086
(1)     Includes: (i) 393,573 shares to be issued upon the exercise of outstanding SOPs granted in 2020, 2019, 2017 and 2016; (ii) 559,220 shares to be issued upon the vesting of outstanding RSUs granted since 2014; (iii) 3,636,212 shares to be issued upon the payout of outstanding PRSUs assuming target performance; and (iv) 880,698 shares reserved for incremental payouts on PRSUs assuming maximum performance relative to their underlying performance metrics.
(2)    Relates to SOPs only as the RSUs or PRSUs discussed in Note (1) above do not require any exercise price.
(3)    Includes shares available for issuance under the 2013 Plan and the ESPP. The Company has no other equity compensation plans with shares available for issuance.
For a description of the material terms of the 2013 Plan, see Note 9, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2021 Annual Report.

SECURITY OWNERSHIP

Directors and Executive Officers
The following table sets forth the beneficial ownership of the Company's common stock at April 11, 2022, the Record Date, for each current director and director nominee, each NEO and all current directors and executive officers as a group. To our knowledge, except as otherwise indicated below, beneficial ownership includes sole voting and dispositive power with respect to all shares. Unless indicated otherwise, the address of each person listed below is c/o Element Solutions Inc, 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394, United States.

Beneficial Owner	Company Position	Common Stock (#)		SOPs Exercisable or Vested RSUs at April 11, 2022 or Within 60 Days Thereof (#)(6)		Total Stock and Stock-Based Holdings (#)	Percent of Class (%)**
Sir Martin E. Franklin	Executive Chairman	14,360,913	(1)	—		14,360,913	5.8
Benjamin Gliklich	CEO and Director	751,115		156,270		907,385	*
Ian G.H. Ashken	Director	1,937,234	(2)	4,174	(7)	1,941,408	*
Elyse Napoli Filon	Director	—		4,174	(7)	4,174	*
Christopher T. Fraser	Director	36,822		4,174	(7)	40,996	*
Michael F. Goss	Director	246,921	(3)	4,174	(7)	251,095	*
Nichelle Maynard-Elliott	Director	18,422		4,174	(7)	22,596	*
E. Stanley O’Neal	Director	324,522	(4)	4,174	(7)	328,696	*
John E. Capps	GC	495,231		107,128		602,359	*
Carey J. Dorman	CFO	156,981		50,142		207,123	*
Joseph J. D'Ambrisi	Head of Electronics	367,852		—		367,852	*
Michael Goralski	Head of I&S	147,449		—		147,449	*
All Directors and Executive Officers as a group (12 persons):	N/A	17,540,533	(5)	338,584		17,879,117	7.1
* Less than 1%
** Based on 247,833,829 shares of common stock outstanding at April 11, 2022
(1)     Sir Martin beneficially owns 14,360,913 shares of our common stock consisting of (i) shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, 13,057,984 shares of our common stock controlled or held, directly or indirectly, by himself, the Martin E. Franklin Revocable Trust (the "Franklin Trust"), MEF Holdings, LLLP ("MEF Holdings") and MEF Holdings II, LLLP ("MEF Holdings II" and together with Sir Martin, the Franklin Trust and MEF Holdings, the "Franklin Holders"), and (ii) sole power to vote, or to direct the vote, of 1,302,929 shares of our common stock held, directly or indirectly, by Ian G.H.

Ashken, Tasburgh, LLC (“Tasburgh”) and IGHA Holdings, LLLP (“IGHA Holdings,” and together with Mr. Ashken and Tasburgh, the "Ashken Holders," with the Franklin Holders and Ashken Holders being collectively referred to as the "Holders"). Each of the Franklin Trust, MEF Holdings and MEF Holdings II has shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, an aggregate of 10,778,807, 9,309,013 and 2,419,500 shares of our common stock, respectively. The shares beneficially owned by Sir Martin consist of (i) 900,000 shared held directly by the Franklin Trust, (ii) 2,419,500 shares held directly by MEF Holdings II, (iii) 2,848,971 shares held by RSMA, LLC (all of which are deemed to be beneficially owned by Sir Martin and 569,794 of which are held by the Franklin Trust through its ownership in RSMA, LLC), (iv) 6,889,512 shares held directly by MEF Holdings, and (v) 1,302,929 shares held directly by Tasburgh (which Sir Martin has the sole power to vote pursuant to an Irrevocable Proxy Agreement, dated February 27, 2020). In the aggregate, such 14,360,913, 10,778,807, 9,309,013 and 2,419,500 shares of our common stock represent approximately 5.8%, 4.3%, 3.8% and 1.0%, respectively, of all outstanding shares of our common stock at April 11, 2022. The business address of each of the Holders is 500 South Pointe Drive, Suite 240, Miami Beach, Florida 33139.
(2)     Mr. Ashken may be deemed to beneficially own an aggregate of 1,937,234 shares of our common stock consisting of (i) shared power to vote, or to direct the vote of, 598,880 shares and (ii) shared power to dispose, or to direct the disposition of 1,937,234 shares. The shares of our common stock beneficially owned by Mr. Ashken consist of (i) 598,880 shares held directly by IGHA Holdings and (ii) 1,338,354 shares held directly by Tasburgh. In the aggregate, such 1,937,234 shares of our common stock represent approximately 0.8% of all outstanding shares of our common stock at April 11, 2022.
(3)    Includes (i) 95,238 shares of common stock held by The Michael F Goss 2012 GST Non-Exempt Irrevocable Family Trust, Michael F Goss & R Bradford Malt Trustees U/Inst Dtd 9/27/2012 and (ii) 151,683 shares of common stock held by The Michael F Goss 2006 Irrevocable Family Trust. The 151,683 shares, previously reported as being held directly by Mr. Goss, were transferred to the 2006 trust in a section 16 exempt transaction. Mr. Goss is a trustee of both trusts and may be considered to have beneficial ownership of the trusts' interests in our common stock. Mr. Goss disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(4)    Includes (i) 267,445 shares of common stock held directly by Mr. O'Neal, (ii) 28,539 shares of common stock held indirectly by a family trust and (iii) 28,538 shares of common stock held indirectly by a second family trust. Mr. O'Neal is a trustee of both trusts and may be considered to have beneficial ownership of the trusts' interests in our common stock. Mr. O'Neal disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(5)    Excludes 1,302,929 shares as these shares, held by Tasburgh, are represented in both Sir Martin's and Mr. Ashken's security ownerships.
(6)    This column includes (i) shares underlying vested SOPs held by our executive officers, (ii) shares underlying SOPs held by our executive officers and expected to vest by June 10, 2022 (60 days of April 11, 2022), and (iii) shares underlying RSUs held by our directors and expected to vest by June 10, 2022.
(7)     These RSUs were granted to each of our independent directors as compensation for their 2021-2022 directorship and will vest on June 7, 2022, subject to continuous directorship through and on such vesting date.

Principal Beneficial Owners
The following table sets forth information regarding each stockholder known by us to be the beneficially owner of more than 5% of our 247,833,829 shares of common stock outstanding at April 11, 2022, based on a review of filings with the SEC. Percentages are calculated based upon such shares outstanding at April 11, 2022, plus shares which the beneficial owner has the right to acquire within 60 days. Except as otherwise indicated below, the Company believes each of the entities listed below has sole voting and dispositive power with respect to all the shares of common stock.

	Number of Shares	%
5% or Greater Stockholders

T. Rowe Price Associates, Inc.(1)	21,001,323	8.4
The Vanguard Group, Inc.(2)	19,643,601	7.9
Wellington Management Group LLP (3)	16,282,558	6.6
FMR LLC (4)	15,637,146	6.3
Dimensional Fund Advisors LP (5)	14,433,446	5.8
Sir Martin E. Franklin and Affiliates(6)	14,360,913	5.8

(1)     Based on a Schedule 13G filed with the SEC on February 14, 2022. As of December 31, 2021, T. Rowe Price Associates, Inc., an investment adviser, reported sole voting power with respect to 5,918,569 shares of common stock; shared voting power over 0 shares; sole dispositive power over 21,001,323 shares; and shared dispositive power over 0 shares of common stock. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(2)     Based on a Schedule 13G/A filed with the SEC on February 9, 2022. As of December 31, 2021, the Vanguard Group, Inc. reported sole voting power over 0 shares of common stock; shared voting power over 106,692 shares; sole dispositive power over 19,343,391 shares and shared dispositive power over 300,210 shares. The address of the principal business office of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(3)     Based on a Schedule 13G filed with the SEC on February 4, 2022 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, "Wellington"). As of December 31, 2021, Wellington reported sole voting power with respect to 0 shares of common stock; shared voting power with respect to 14,510,581 shares; sole dispositive power over 0 shares; and shared dispositive power over 16,282,558. The address of Wellington Group Holdings LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(4)     Based on a Schedule 13G filed with the SEC on February 9, 2022. As of December 31, 2021, FMR LLC reported sole voting power over 2,405,524 shares of common stock; shared voting power over 0 shares; sole dispositive power over 15,637,146 shares and shared dispositive power over 0 shares. The address of the principal business office of FMR LLC is 245 Summer Street, Boston, MA 02210.
(5)     Based on a Schedule 13G/A filed with the SEC on February 8, 2022. As of December 31, 2021, Dimensional Fund Advisors LP, an investment adviser, reported sole voting power with respect to 14,131,142 shares of common stock; shared voting power over 0 shares; sole dispositive power over 14,433,446 shares; and shared dispositive power over 0 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.
(6)     See footnote (1) under "—Directors and Executive Officers" above.

PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of the NEOs as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC, commonly referred to as the "Say-on-Pay" vote. With approximately 84% of votes cast in favor of the 2020 compensation of our executives, the Compensation Committee believes the 2021 Say-on-Pay vote reflected the solid support of our stockholders for our long-standing pay-for performance philosophy and approach on integrating executive compensation into our stockholder value creation model, and for recent changes to our executive compensation program.
We had a successful year in 2021 in terms of both financial performance and progress made in advancing our strategic objectives and setting our Sustainability Goals. The macro-environment in 2021 required resilience and agility in the face of global supply chain disruptions, the continuing evolution of necessary COVID-19 pandemic safety protocols and adjustments to our ways of working, and sharply rising raw material costs. Despite these unprecedented challenges, we completed two strategic acquisitions, advanced our sustainability agenda and delivered strong financial and operational results in 2021 with growth in net sales, adjusted EBITDA, adjusted EPS and free cash flow. The compensation of our NEOs in 2021 reflects these results without any adjustments made by the Compensation Committee.
As discussed in the CD&A in this Proxy Statement, our executive compensation program is designed to attract, motivate, retain and reward an effective management team and key employees necessary for results that support our Company's growth and success, both operationally and strategically. As such, pay-for-performance is the most significant structural element of our executive compensation planning with a meaningful portion of executive pay at risk.
The types of performance goals that we use for establishing the metrics for our executive compensation programs are the same, or more challenging, as the ones we use when setting the strategic objectives of the Company. The use of these metrics is intended to motivate behavior and executive decisions that will lead to the successful execution of our strategy. Accordingly, our executive compensation program aligns the interests of our stockholders and executives by tying compensation to the Company’s short- and long-term financial and strategic growth objectives, thus creating value for our stockholders over time.
For these reasons, the Board recommends that stockholders vote in favor of the following resolution at the 2022 Annual Meeting:
"RESOLVED, that the compensation paid to the Company's NEOs in 2021, as disclosed in the Proxy Statement for the Company's 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby APPROVED."
This vote is non-binding. However, our Board and the Compensation Committee value the views of our stockholders and will consider the outcome of the vote when making future executive compensation decisions for our NEOs.
We expect that the next advisory Say-on-Pay vote will be held at the Company’s 2023 annual meeting of stockholders.
Vote Required
Because this proposal seeks the input of stockholders, there is no minimum vote requirement. The Board will consider the resolution approving the compensation of the NEOs to have been approved if this proposal receives more votes cast "For" than "Against." Abstentions and any "broker non-votes" will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE "FOR" APPROVING
THE COMPENSATION PAID TO THE NEOS IN 2021

PROPOSAL 3 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As discussed in Proposal 2, our Board and the Compensation Committee value the input of stockholders regarding the Company’s executive compensation practices. As such, stockholders are also invited to express their views on how frequently advisory votes on executive compensation, such as Proposal 2, will occur. Stockholders can advise the Board on whether such votes should occur every year, every two years, or every three years or may abstain from voting.
Our Board recommends that future advisory votes on executive compensation occur every year as it believes an annual vote promotes accountability and transparency for our executive compensation program and practices.
This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will take into account the results of the votes on this Proposal 3 when deciding when to call for the next advisory vote on executive compensation. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.
Vote Required
Because this proposal seeks the input of stockholders, there is no minimum vote requirement. The Board will consider one of the three frequency options (every year, every two years, or every three years) to have been approved if this option receives more votes cast than the others. Abstentions and any "broker non-votes" will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS
YOU VOTE "1 YEAR"
FOR THE FREQUENCY OF FUTURE ADVISORY VOTES
TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL 4 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022

The Audit Committee, subject to stockholder ratification, has selected PricewaterhouseCoopers LLP ("PwC"), certified public accountants, to audit the financial statement and internal controls over financial reporting of the Company for the year ending December 31, 2022. PwC has served as the Company's independent registered public accounting firm since 2013. In connection with the selection of PwC, the Audit Committee annually reviews and negotiates the terms of the engagement letter with PwC. This letter sets forth important terms regarding the scope of their engagement, associated fees, payment terms and responsibilities of each party.

The Audit Committee and the Board believe that the continued retention of PwC as our independent auditors is in the best interests of the Company and our stockholders. However, if stockholders do not ratify the selection of PwC, the Audit Committee will consider the outcome of this vote for 2022 or the next fiscal year. Even in the event the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm and has authority to terminate or otherwise revise the engagement of PwC at any time.
Representatives of PwC are expected to attend the 2022 Annual Meeting, during which they will be available to respond to appropriate questions from stockholders.

REPORT OF THE AUDIT COMMITTEE
The information contained in this Report of the Audit Committee shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC under the Securities Act or the Exchange Act.
The Audit Committee consists of directors whom the Board of Directors has determined as "independent," as required by the applicable listing standards of the NYSE and rules of the SEC. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, preparing the financial statements of the Company and publicly reporting the same. PricewaterhouseCoopers LLP ("PwC"), the Company’s independent registered public accounting firm for 2021, is responsible for auditing the Company's audited financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board ("PCAOB").
In discharging its oversight responsibility for the audit process, the Audit Committee reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2021 and PwC's evaluation of the Company’s internal control over financial reporting. The Audit Committee also discussed with PwC the matters required to be discussed by applicable requirements of the PCAOB and the SEC. As part of that review, PwC provided to the Audit Committee a written statement describing all relationships between PwC and the Company that might bear on PwC's independence and information required by applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence. Upon review, the Audit Committee discussed with PwC any relationships that may impact their objectivity or independence. The Audit Committee also considered whether the provision of any non-audit services by PwC was compatible with maintaining their independence, and concluded that PwC’s independence had been maintained.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved such recommendation) that the Company's audited financial statements for the year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 23, 2022.
The Audit Committee
Nichelle Maynard-Elliott (Chair)
Elyse Napoli Filon
Michael F. Goss

Principal Accountant Fees and Services
The following table provides detail about fees for professional services rendered by PwC to the Company for the years ended December 31, 2021 and 2020:

Services Provided	2021	2020
	(in millions)
Audit Fees	$6.4	$7.5
Audit-Related Fees	0.0	0.0
Tax Fees	0.0	0.0
All Other Fees	0.0	0.0
Total	$6.4	$7.5
Audit Fees: Consist of fees billed for the following professional services:
•audits of the Company's consolidated financial statements;
•review of the Company's interim condensed consolidated financial statements included in quarterly reports;
•statutory audits of foreign entities; and
•audit of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, included in the audit of the Company's consolidated financial statements.
For 2021, audit fees included $0.7 million of non-recurring fees primarily related to acquisition activity. For 2020, audit fees included $1.6 million of non-recurring fees that primarily related to the audit of changes to our tax profile, procedures associated with the refinancing of our 5.875% senior notes due 2025 and acquisition activity.
Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under "Audit Fees." These services include consultations concerning financial accounting and reporting standards, due diligence, accounting relating to acquisitions and divestitures, and attest services that are not required by statute or regulation.
Tax Fees: Consist of tax compliance/preparation and other tax services, including fees for professional services related to international tax compliance, assistance with tax audits and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation.
All Other Fees: Consist of fees for all other services other than those reported above. The Audit Committee has concluded that the provision by PwC of the non-audit services included in the total above was compatible with maintaining the independence of these auditors.
Pre-Approval Policies and Procedures for Audit and Permissible Non-Audit Services
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company's independent auditors. In recognition of this responsibility, the Audit Committee has established policies and procedures to pre-approve all audit and non-audit services to be provided to us by our independent registered public accounting firm by category, including audit-related services, tax services and other permitted non-audit services. Under these policies and procedures, the Audit Committee pre-approves all services obtained from our independent registered public accounting firm by category of service, including a review of specific services to be performed, fees expected to be incurred within each category of service and the potential impact of such services on auditor independence. The term of any pre-approval is for the financial year, unless the Audit Committee specifically provides for a different period in the pre-approval. If it becomes necessary to engage our independent auditors for additional services not contemplated in the original engagement letter with PwC or pre-approval, the Audit Committee requires separate pre-approval before any additional engagement.
All the 2021 work performed by PwC as described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees was approved or pre-approved by the Audit Committee in accordance with the policies and procedures set forth above.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the votes cast. This means that if PwC receives a greater number of votes "For" its 2022 selection than votes "Against," such selection will be ratified. If the selection of PwC is not ratified, the Audit Committee may reconsider the selection of the Company's independent auditors.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE RATIFICATION
OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP FOR 2022

INFORMATION ABOUT THE MEETING AND VOTING

In accordance with the SEC rules, we are providing access to our proxy materials to our stockholders over the Internet, rather than in paper form, which reduces the environmental impact of the 2022 Annual Meeting and its related costs.
Why am I receiving these proxy materials?
You are receiving proxy materials because you are a stockholder of record for the 2022 Annual Meeting. This means that you were holding Element Solutions shares as of the close of business on April 11, 2022, the Record Date. The proxy materials provide notice of the 2022 Annual Meeting, describe the proposals presented for stockholder action and include information required to be disclosed to stockholders. We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail.
If you are a stockholder of record with shares registered directly in your name, a one-page Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") will be mailed to you on or about April 22, 2022. Stockholders of record may access the proxy materials on www.proxyvote.com or request a printed set of the proxy materials by following the instructions in the Notice of Internet Availability. The Notice of Internet Availability also explains how you may request to receive future proxy materials by e-mail or in printed form by mail. If you choose the e-mail option, you will receive an e-mail next year with links to those materials and to the proxy voting site. We encourage you to choose this e-mail option, which will allow us to provide the information you need in a more timely manner, save printing and mailing cost and conserve natural resources. Your election to receive proxy materials by e-mail or in printed form by mail will remain in effect until you revise it.
If you are a beneficial owner, you will not receive a Notice of Internet Availability directly from us. Instead, your broker, bank or other nominee will forward to you their own notice with instructions on accessing the proxy materials relating to the 2022 Annual Meeting and how to vote your shares, as well as other options that may be available to you for receiving the proxy materials.
When and where is the 2022 Annual Meeting?
As part of our effort to maintain a safe and healthy environment at the 2022 Annual Meeting for our employees and stockholders, we decided to proceed with a virtual-only meeting this year via live audio webcast. You will be able to attend the 2022 Annual Meeting by visiting www.virtualshareholdermeeting.com/ESI2022. To participate in the

2022 Annual Meeting, you will need the 16-digit ontrol number included in your Notice of Internet Availability, proxy card, or voting instruction form. The 2022 Annual Meeting will begin promptly at 11:00 a.m. (Eastern Time) on June 7, 2022.
We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate in the virtual 2022 annual meeting as they would at an in-person meeting. Stockholders as of the Record Date who attend and participate in the meeting will have an opportunity to submit questions at any time during the meeting through the virtual meeting platform at www.virtualshareholdermeeting.com/ESI2022. We will respond to questions during a designated portion of the meeting. The rules of conduct, proxy materials and stockholder list will be available on the meeting platform.
What if I have technical difficulties or trouble accessing the virtual 2022 Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have in accessing the virtual 2022 Annual Meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.
If I plan to attend the 2022 Annual Meeting, should I still vote by proxy?
Yes. Casting your vote in advance does not affect your right to attend the 2022 Annual Meeting. If you send in your proxy card and also attend the virtual meeting, you do not need to vote again at the meeting unless you want to change your vote.
What am I voting on?
There are four proposals scheduled to be voted on at the 2022 Annual Meeting:

Proposal	Board Recommendation
1 - To elect eight directors, each to hold office for a one-year term expiring at the 2023 Annual Meeting	FOR each Director Nominee
2 - To approve, on an advisory basis, the compensation of our named executive officers in 2021 ("Say-on-Pay" vote)	FOR
3 - To vote, on an advisory basis, on the frequency of future votes to approve executive compensation (every one, two or three years)("Say-on-Pay frequency vote")	FOR 1 YEAR
4 - To ratify the selection of PricewaterhouseCoopers LLC as our independent registered public accounting firm for 2022	FOR
We will also consider other proposals that properly come before the 2022 Annual Meeting in accordance with the procedures set forth in the Company's Amended and Restated By-Laws.
Mr. Gliklich, our CEO, and Mr. Capps, our GC, have been selected by our Board to serve as proxy holders for the 2022 Annual Meeting. All of our shares of common stock represented by properly delivered proxies received in time for the 2022 Annual Meeting will be voted at the meeting by the proxy holders in the manner specified in the proxy by the stockholder. If you sign and return a proxy card without indicating how you would like your shares to be voted, the proxy holders will vote your shares in accordance with the recommendations of the Board.
Which shares can I vote?
You may vote all of the shares of common stock that you owned as of the Record Date, which is the close of business on April 11, 2022. You may cast one vote for each share of common stock held by you on the Record Date on each item of business presented at the 2022 Annual Meeting. These shares include shares that are:
•held directly in your name as the stockholder of record; and/or
•held for you as the beneficial owner through a broker, bank or other nominee.
On April 11, 2022, there were 247,833,829 shares of common stock issued, outstanding and entitled to vote.
What happens if additional matters are presented at the meeting?
The Company's Amended and Restated By-Laws provide that items of business may be brought before the 2022 Annual Meeting only pursuant to the Notice of Annual Meeting of Stockholders (or any supplement thereto) included in this Proxy Statement, by or at the direction of the Board of Directors, or by a stockholder of the Company who was a stockholder at the time proper notice of such business is delivered to the Company Secretary in accordance with the procedures set forth in the Amended and Restated By-Laws.
Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2022 Annual Meeting as of the date of this Proxy Statement. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2022 Annual Meeting in accordance with the laws of the State of Delaware governing corporations ("Delaware General Corporation Law") and/or our Amended and Restated By-Laws.
What constitutes a quorum and why is a quorum required?
A quorum of stockholders present is required for all items of business to be voted at the 2022 Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the Company's shares of common stock outstanding and entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the 2022 Annual Meeting. Proxies received but marked as abstentions, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the 2022 Annual Meeting for quorum purposes. If we do not have a quorum, then the person presiding over the 2022 Annual Meeting or the stockholders present at the 2022 Annual Meeting may, by a majority of voting power thereof, adjourn the meeting, as authorized by our Amended and Restated By-Laws, until a quorum is present.
What is the difference between a stockholder of record and a beneficial owner?
Stockholder of Record: If your shares are registered directly in your name, with Computershare, the Company's transfer agent, or any other agent, you are considered to be, with respect to those shares, the "stockholder of record" and the Notice of Internet Availability was sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of Element Solutions or to vote in person at the 2022 Annual Meeting.
Beneficial Owner: If your shares are held by a broker, bank or other nominee, you are considered the "beneficial owner" of shares held in "street name" and the Notice of Internet Availability was forwarded to you by that nominee. As the beneficial owner, you have the right to direct your nominee how to vote your shares, and are also invited to attend the 2022 Annual Meeting.
If you hold shares both as a stockholder of record and in "street name," you must vote separately both set of shares.
How do I vote?
If you are a stockholder of record, you may vote:
•Via the Internet. You may vote via the Internet by visiting www.proxyvote.com and entering the 16-digit control number found on your Notice of Internet Availability. Instructions on Internet voting are provided in the Notice of Internet Availability.

•By Telephone. If you requested printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by calling the toll free number found on the proxy card.
•By Mail. If you requested printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
•At the Virtual Meeting. You may vote during the virtual 2022 Annual Meeting by visiting www.virtualshareholdermeeting.com/ESI2022. Be sure to have your 16-digit control number available in order to join the meeting.
If you are a beneficial owner of shares held in "street name," you must follow the voting procedures of the broker, bank or other nominee who holds your shares. In general, you may vote:
•Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the 16-digit control number found in your Notice of Internet Availability. Instructions on Internet voting are provided in the Notice of Internet Availability. The availability of Internet voting may depend on the voting process of the broker who holds your shares.
•By Telephone. If you requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card. The availability of telephone voting may depend on the voting process of the broker who holds your shares.
•By Mail. If you requested printed copies of the proxy materials by mail, you will receive a proxy card or a voting instruction form and you may vote by proxy by filling out the proxy card or voting instruction form and returning it in the envelope provided.
•At the Virtual Meeting. You may vote during the virtual 2022 Annual Meeting by visiting www.virtualshareholdermeeting.com/ESI2022. Be sure to have your 16-digit control number available in order to join the meeting.
TO FACILITATE THE TIMELY RECEIPT OF YOUR PROXY, WE ENCOURAGE YOU TO VOTE ON THE INTERNET OR BY TELEPHONE TODAY.
If you vote on the Internet or by telephone, you do not need to return your proxy card or voting instruction form. Internet and telephone voting for stockholders will be available 24 hours a day. To allow sufficient time for your broker to vote, your voting instructions must be received by 11:59 p.m. (Eastern Time) on June 6, 2022. Even if you plan to attend the 2022 Annual Meeting, we recommend that you vote your shares in advance.
Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. Stockholders voting via the Internet and by telephone should understand there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholders.
How many votes are needed to approve each proposal?
The table below sets forth the vote required for approval of each proposal described in this Proxy Statement, assuming a quorum is present:

Proposal	Vote Required
1 - Election of directors	Majority of votes cast
2 - Non-binding Say-on-Pay vote	Majority of votes cast
3 - Non-binding Say-on-Pay frequency vote (every one, two or three years)	Largest number of "for" votes
4 - Ratification of independent registered public accounting firm for 2022	Majority of votes cast

How do I obtain electronic access to the proxy materials?
The Notice of Internet Availability provides you with instructions regarding how to use the Internet to view the proxy materials for the 2022 Annual Meeting. This Proxy Statement and our 2021 Annual Report are available on the following website: www.proxyvote.com. If you hold your shares in "street name," you may be able to elect to receive future proxy statements and annual reports electronically. For information regarding electronic delivery, you should contact your broker, bank or other nominee. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder.
What if I lose the Notice of Internet Availability or other communication from my broker containing my control number prior to voting?
Stockholder of Record. If you are a stockholder of record, you may obtain another Notice of Internet Availability containing your control number by writing to the Company Secretary at Element Solutions Inc, 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394, or calling our Investor Relations team at (561) 406-8465.
Beneficial Owner. If your shares of common stock are held in "street name" through a broker, bank or other nominee, you must contact that nominee and request to obtain another notice from them.
Is my vote confidential?
Yes. Broadridge Investor Communication Solutions, Inc. ("Broadridge") will receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to Element Solutions or any of its officers or employees, except where (i) disclosure is required by applicable law, (ii) disclosure of your vote is expressly requested by you, or (iii) we/Broadridge conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be provided to us from time to time and preliminary voting results will be publicly announced at the 2022 Annual Meeting.
If I am an employee holding shares pursuant to the Company's Employee Stock Purchase Plan ("ESPP"), how will my shares be voted?
Employees holding shares of common stock of the Company acquired through the Company's ESPP will receive an email including voting instructions or a voting instruction card from Broadridge covering all shares credited to their share account held under Schwab Stock Plan Services at Charles Schwab, the ESPP administrator, as of the Record Date. The email or voting instruction cards may have an earlier return date than proxy cards.
How do I vote my shares held in a Charles Schwab brokerage account and/or through the Company's Employee Savings and 401(k) Plan?
Employees holding shares of common stock of the Company in a brokerage account held by Charles Schwab or shares acquired through the Company's 401(k) plan will be able to vote any shares included in their accounts as of the Record Date in accordance with the voting instructions that will be provided by the Schwab Stock Plan Services at Charles Schwab, the bank nominee where these brokerage accounts were opened.
What if I sign and return my proxy without providing any specific voting instructions?
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the 2022 Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.
Beneficial Owner. If you are a beneficial owner of shares held in "street name" and do not provide the broker, bank or other nominee who holds your shares with specific voting instructions, under the rules of the NYSE, this broker, bank or other nominee may generally vote on "routine matters" but cannot vote on "non-routine matters." If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." Therefore, we strongly encourage you to give voting instructions to your nominee. Shares represented by such broker non-votes will be counted in determining whether there is a quorum.
Which proposals are considered "routine" or "non-routine"?
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022 (Proposal 4) is a matter considered "routine" under applicable rules. A broker, bank or other nominee may generally vote on routine matters, which means that it can exercise discretion and vote your shares absent your instructions. Therefore no broker non-votes are expected to exist in connection with Proposal 4.
The election of directors (Proposal 1), the approval, on an advisory basis, of the compensation of the NEOs (Proposal 2) and of the frequency of future votes to approve executive compensation (Proposal 3) are matters considered "non-routine" under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2 and 3.
What is the impact of broker non-votes and abstentions on the proposals being presented at the meeting?
The table below sets forth the impact of a broker non-vote and an abstention with respect to each proposal described in this Proxy Statement, assuming a quorum is present:

	Broker Non-Vote	Abstention
1 - Election of directors	No Impact	No Impact
2 - Non-binding Say-on-Pay vote	No Impact	No Impact
3 - Non-binding Say-on-Pay frequency vote (every one, two or three years)	No Impact	No Impact
4 - Ratification of independent registered public accounting firm for 2022	N/A	No Impact
Can I change my vote after I have delivered my proxy card?
Yes. You may revoke your proxy card at any time before its exercise by delivering to the Company Secretary a revocation of proxy at the address indicated below, executing a new proxy bearing a later date, or voting during the 2022 Annual Meeting. If you are a beneficial owner, you must contact your broker, bank or other nominee to change your vote.
Element Solutions Inc
Attn: Company Secretary
500 East Broward Boulevard, Suite 1860
Fort Lauderdale, Florida 33394
United States
Am I entitled to dissenter’s rights?
No. Delaware General Corporation Law does not provide for dissenter’s rights in connection with the matters being voted on at the 2022 Annual Meeting.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple Notices of Internet Availability or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability or voting instruction card for each brokerage account in which you hold shares in "street name." If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability. Please vote the shares represented by each Notice of Internet Availability or voting instruction card you receive.
What is householding?
For those stockholders who have elected to continue to receive printed copies of the proxy materials, the SEC permits delivery of a single annual report to stockholders and a single proxy statement to any household at which two or more stockholders reside, who are believed to be members of the same family. The procedure, referred to as "householding," reduces the volume of duplicate information stockholders receive and the related expenses to the Company. We have not implemented householding with respect to our stockholders of record; however, a number of brokerage firms have instituted householding, which may impact certain beneficial owners (i.e., "street name" stockholders). If your family has multiple accounts by which a broker holds your shares of common stock in "street name," you may have previously received a householding information notification from this broker. Please contact your broker directly if you have any questions, require additional copies of this Proxy Statement or our 2021 Annual Report, or wish to revoke your decision to household, and thereby receive multiple reports.
Where can I find voting results of the 2022 Annual Meeting?
We will announce the preliminary voting results for the proposals voted upon at the 2022 Annual Meeting and disclose final detailed voting results in a Current Report on Form 8-K filed with the SEC within four business days after the 2022 Annual Meeting.
Who should I call with other questions?
If you need assistance voting your shares or have additional questions about this Proxy Statement or the 2022 Annual Meeting, please contact our Investor Relations team at (561) 406-8465 or IR@elementsolutionsinc.com.
If you would like to receive additional copies of our 2021 Annual Report, please contact:
Element Solutions Inc
500 East Broward Boulevard, Suite 1860
Fort Lauderdale, Florida 33394
United States
Attention: Investor Relations

OTHER MATTERS

Stockholder Proposals
As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the 2022 Annual Meeting other than as set forth in the Notice of Annual Meeting of Stockholders included in this Proxy Statement. If any other matters properly come before the 2022 Annual Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in accordance with the recommendations of the Board.
Stockholder Proposals for the 2023 Proxy Statement
In order to submit stockholder proposals to be considered for inclusion in the proxy materials for the Company's 2023 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, the proposal must be received by our Company Secretary at 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394, United States, no later than December 23, 2022. The proposal must meet the requirements under Rule 14a-8 to be valid.

Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2023 Annual Meeting of Stockholders
Our Amended and Restated By-Laws also establish an advance notice procedure with regard to director nominations (each, a "Nomination") and other stockholder proposals (each, a "Stockholder Proposal") that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the Company's 2023 annual meeting of stockholders, a notice of Nomination or Stockholder Proposal must be delivered to our Company Secretary at the Fort Lauderdale address indicated above, not less than 90 or more than 120 days prior to the first anniversary of the date of the 2022 Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to our Amended and Restated By-Laws (and not pursuant to Rule 14a-8) must be received no earlier than the close of business on February 7, 2023 and no later than the close of business on March 9, 2023.
Any notice must describe various matters regarding (i) the individual subject to the Nomination, including but not limited to, the name, address, occupation and the number of shares held by such nominee, (ii) the Stockholder Proposal, including, but not limited to, the reasons for such proposal, and (iii) information about the stockholder giving notice and the beneficial owner, if any, on whose behalf the Nomination or the Stockholder Proposal is made.
All Nominations and Stockholder Proposals must comply with the requirements as set forth in our Amended and Restated By-Laws, a copy of which may be obtained at no cost from our Company Secretary. The chairman of any annual meeting may refuse to allow any Nomination or Stockholder Proposal not made in compliance with these procedures.
List of Stockholders Entitled to Vote at the 2022 Annual Meeting
The names of stockholders of record entitled to vote at the 2022 Annual Meeting will be available at the Company’s principal office in Fort Lauderdale, Florida, for a period of ten days prior to the 2022 Annual Meeting and continuing through the 2022 Annual Meeting. To the extent office access is affected by the COVID-19 pandemic, stockholders may email the Company at IR@elementsolutionsinc.com for alternative arrangements.
Proxy Solicitation Costs
We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, proxies may be solicited on our behalf by our officers, directors or employees in person, by telephone or electronic mail without extra compensation for that activity. We also expect to reimburse our transfer agent, Broadridge, banks, brokers and other persons for reasonable out-of-pocket expenses in sending proxy materials to the beneficial owners of our common stock and for obtaining the proxies of those owners.
Communication with the Board of Directors
Any stockholder or other party interested in contacting the Board, a Committee of the Board, the Board's independent Lead Director or any other director may do so in writing to:
Element Solutions Inc
Board of Directors [or Committee or Lead Director or director name, as appropriate]
500 East Broward Boulevard, Suite 1860
Fort Lauderdale, Florida 33394
United States
All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a stockholder of the Company.
As indicated in our Directors Code of Conduct, the Board has approved a process for handling correspondence received by the Company and addressed to non-management members of the Board. Under that process, the

Executive Chairman or an officer delegated by the Chairman (the "Delegated Officer") reviews all such correspondence, maintains a log of all such correspondence and forwards to the other directors copies of all correspondence that, in the opinion of the Executive Chairman or the Delegated Officer, deal with the functions of the Board or any of its Committees or that the Executive Chairman or Delegated Officer otherwise determines require their attention. The Executive Chairman or Delegated Officer may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log at any time.
When deemed appropriate, concerns relating to accounting, internal controls or auditing matters are brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Available Information
We will furnish, without charge, to each person whose proxy is being solicited, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2021, including the financial statements and schedule thereto, but not the exhibits. Stockholders should direct their requests to our Investor Relations team at Element Solutions Inc, 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394.
Our annual report on Form 10-K for the year ended December 31, 2021 is also available, free of charge, through the Investors – SEC Filings section of our website at www.elementsolutionsinc.com. A copy of any exhibit to our annual report on Form 10-K will be forwarded upon written request to our Investor Relations team at the address indicated above.

APPENDIX A - NON-GAAP DEFINITIONS AND RECONCILIATIONS

The executive compensation reflected in this Proxy Statement is awarded based on financial information that is not prepared in accordance with the Generally Accepted Accounting Principles standards ("GAAP"), including adjusted EBITDA, adjusted EBITDA CAGR (on a constant currency basis), adjusted EPS, cash return on investment (CRI), free cash flow, organic net sales growth and total shareholder return (TSR).
Management and the Compensation Committee used these non-GAAP financial measures in their analysis of the Company’s performance and in their evaluation of the 2021 compensation. Non-GAAP financial measures, however, have limitations as analytical tools and should not be considered in isolation from, or a substitute for, or superior to, the related financial information that we report in accordance with GAAP.
For a discussion of the Company’s use of non-GAAP financial measures, see page 29 of the 2021 Annual Report under "Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures."
The following provides the definitions and, where applicable, reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures:
Constant Currency
The Company discloses adjusted EBITDA CAGR on a constant currency basis by excluding the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollars. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollars using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.
Adjusted EBITDA
Adjusted EBITDA is defined as EBITDA (earnings before interest, provision for income taxes, depreciation and amortization), excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share ("EPS")" reconciliation table below. Management believes adjusted EBITDA provides investors with a more complete understanding of the long-term profitability trends of the Company's business and facilitates comparisons of its profitability to prior and future periods.

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted EBITDA" for the period presented below:

		Twelve Months Ended December 31,
(dollars in millions)		2021
Net income attributable to common stockholders		$203.3
Add (subtract):
Net income attributable to the non-controlling interests		0.4
Income from discontinued operations, net of tax		(0.3)
Income tax expense		48.3
Interest expense, net		54.2
Depreciation expense		39.7
Amortization expense		124.2
EBITDA		469.8
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	(1)	12.9
Restructuring expense	(2)	11.7
Acquisition and integration expense	(3)	14.2
Foreign exchange gain on internal debt	(4)	(16.6)
Adjustment of stock compensation previously not probable	(5)	23.9
Other, net	(6)	9.0
Adjusted EBITDA		$524.9
NOTE: For the footnote descriptions, please refer to the footnotes located under the Adjusted Earnings Per Share (EPS) reconciliation table below.
Adjusted Organic EBITDA Compound Annual Growth Rate ("EBITDA CAGR")
Adjusted EBITDA CAGR is defined as adjusted organic EBITDA growth (as opposed to a dollar value) over a certain performance period, which growth excludes the impact of foreign currency translations, material acquisitions, divestitures, restructurings, refinancings and other unusual items as deemed appropriate by the Compensation Committee. Management believes this non-GAAP financial measure provides a more complete understanding of the long-term profitability trends of the Company’s business, and facilitates comparisons of its profitability to prior and future periods.
Adjusted Earnings per Share ("EPS")
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income attributable to common stockholders adjusted for the impact of additional items included in GAAP earnings which we believe are not representative or indicative of our ongoing business. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions and adjusted to an effective tax rate of 20% for 2021.
The resulting adjusted net income from continuing operations is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the average of shares outstanding as of the end of each quarter for the year-to-date period, plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted net income from continuing operations attributable to common stockholders" and presents the adjusted number of common shares used in calculating adjusted EPS from continuing operations for the period presented below:

		Twelve Months Ended December 31,
(dollars in millions, except per share amounts)		2021
Net income attributable to common stockholders		$203.3
Net income from discontinued operations attributable to common stockholders		0.3
Net income from continuing operations attributable to common stockholders		203.0
Reversal of amortization expense	(1)	124.2
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	3.0
Inventory step-up	(1)	12.9
Restructuring expense	(2)	11.7
Acquisition and integration expense	(3)	14.2
Foreign exchange gain on internal debt	(4)	(16.6)
Adjustment of stock compensation previously not probable	(5)	23.9
Other, net	(6)	9.0
Tax effect of pre-tax non-GAAP adjustments	(7)	(36.5)
Adjustment to estimated effective tax rate	(7)	(2.0)
Adjusted net income from continuing operations attributable to common stockholders		$346.8

Adjusted EPS from continuing operations	(8)	$1.38

Adjusted common shares outstanding	(8)	251.4
(1)    The Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2)    The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3)    The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4)    The Company adjusts for foreign exchange gains and losses on intercompany debt because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5)    The Company adjusts for costs relating to certain stretch target performance-based RSUs granted to certain key executives as the achievement of the performance target for these awards was not deemed probable prior to the second quarter of 2021 and, therefore, compensation expense for these awards did not begin to be recognized until the second quarter of 2021 when achievement of the performance target became probable. The Company adjusts these costs to provide a meaningful comparison of its performance between periods.
(6)    The Company's adjustments are primarily comprised of certain professional consulting fees. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(7)    The Company adjusts its effective tax rate to 20% for the twelve months ended December 31, 2021. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 20%

to pre-tax non-GAAP adjustments. These effective tax rate adjustments are made because the Company believes they provide a meaningful comparison of its performance between periods.
(8)    The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding for the quarter-to-date period and an average of each quarter for the year-to-date period, plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation to provide an understanding of the Company’s results of operations on a per share basis. See table below for further information:
Non-GAAP Adjusted Common Shares Outstanding at December 31, 2021:

(amounts in millions)	FY Average
Basic outstanding common shares	247.3
Number of shares issuable upon vesting of granted Equity Awards	4.1
Adjusted common shares outstanding	251.4
Cash Return on Investment ("CRI")
CRI is defined as adjusted EBITDA less maintenance capex divided by gross property, plant and equipment plus working capital, subject to certain adjustments for acquisitions. Working capital is defined as net accounts receivable plus inventories minus accounts payable. Management believes CRI is a relevant metric for measuring capital efficiency.
Free Cash Flow
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of the Company’s liquidity.
The following table reconciles "Cash flows from operating activities" to "Free cash flows" for the period presented below:

Twelve Months Ended December 31,
(dollars in millions)	2021
Cash flows from operating activities	$326.0
Capital expenditures	(46.3)
Free cash flows	$279.7

Organic Net Sales Growth
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals, and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
Total Shareholder Return ("TSR")
TSR means the Company's TSR relative to the TSR of companies composing the S&P 400 Index for the applicable performance period in which the performance target is achieved. Management believes that TSR, which indicates the total amount an investor reaps from an investment, is an important financial measure for evaluating the Company's financial performance.

element solutions

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D71078-P67373

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELEMENT SOLUTIONS INC

The Board of Directors recommends you vote FOR each of the nominees listed below:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Sir Martin E. Franklin	☐	☐	☐
1b. Benjamin Gliklich	☐	☐	☐
1c. Ian G.H. Ashken	☐	☐	☐
1d. Elyse Napoli Filon	☐	☐	☐
1e. Christopher T. Fraser	☐	☐	☐
1f. Michael F. Goss	☐	☐	☐
1g. Nichelle Maynard-Elliott	☐	☐	☐
1h. E. Stanley O'Neal	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on frequency of future advisory votes on named executive officer compensation	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2022	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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D71079-P67373

ELEMENT SOLUTIONS INC
Annual Meeting of Shareholders
June 7, 2022 11:00 AM (EDT)
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Benjamin Gliklich and John E. Capps, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Element Solutions Inc that the shareholder(s) is/are entitled to vote at the 2022 Annual Meeting to be held via live webcast at 11:00 AM (EDT) on June 7, 2022 at www.virtualshareholdermeeting.com/ESI2022, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the 2022 Annual Meeting, or any adjournment or postponement thereof.

Continued and to be signed on reverse side